Exhibit 10.2
CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
CONFIDENTIAL
LICENSE AGREEMENT
     This LICENSE AGREEMENT (the “Agreement”) is entered into as of the 9th day of October, 2009 (the “Effective Date”) by and between Santarus, Inc., a Delaware corporation, with its principal office at 3721 Valley Centre Drive, Suite 400, San Diego, CA 92130 (“Santarus”) and Norgine B.V., a limited liability company under the laws of the Netherlands with its principal office at Hogehilweg 7, 1101 CA Amsterdam ZO, the Netherlands (“Norgine”). Santarus and Norgine are sometimes referred to herein collectively as the “Parties” and separately as a “Party.”
     WHEREAS, Santarus has developed and is commercializing in the United States a line of pharmaceutical products based on proton pump inhibitors in combination with one or more buffering agents under the trademark Zegerid®;
     WHEREAS, Norgine is interested in developing, manufacturing and commercializing Licensed Products in the Territory (each as defined below); and
     WHEREAS, Santarus is willing to grant Norgine licenses to develop, manufacture and commercialize Licensed Products for use in the Field in the Territory, all on the terms and conditions set forth herein below.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein below and other good and valuable consideration, the receipt and legal sufficiency of which are hereby mutually acknowledged, Norgine and Santarus hereby agree as follows:
ARTICLE 1
DEFINITIONS
     The following capitalized terms shall have the meanings set forth below when used in this Agreement:
     1.1 “Adverse Event” means any untoward medical occurrence in a patient or clinical trial subject who has been administered a Licensed Product, where the untoward medical occurrence is temporally associated with the use of the Licensed Product, whether or not considered related to the Licensed Product. An Adverse Event can therefore be any unfavourable and unintended sign (including an abnormal laboratory finding), symptom or disease (new or exacerbated) temporally associated with the use of a Licensed Product. For a marketed Licensed Product, this can also include failure to produce expected benefits (i.e. lack of efficacy), and adverse events associated with circumstances of abuse or misuse. In addition to the foregoing, in the context of clinical trials, an Adverse Event will also mean events associated with or possibly attributable to the clinical trial protocol design or clinical trial procedures.
     1.2 “Affiliate” with respect to any Person, means any other Person, whether de jure or de facto, that directly or indirectly, controls, is controlled by, or is under common control with such first Person, as applicable, for as long as such control exists. Solely as used in this definition, “control” means (a) direct or indirect ownership of more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of such Person, as applicable, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the policies and management of such Person, as applicable, whether by the ownership of stock, by contract, or otherwise, or (c) status as a general partner in any partnership.
     1.3 “Applicable Law” means applicable provisions of federal, national, multinational, state, provincial, and local statutes, laws, rules, regulations, administrative codes, ordinances, decrees, orders, decisions, injunctions, awards judgments, permits and licenses of or from governmental authorities (i) in the Territory, that apply to the development, manufacture or commercialization of Licensed Products and (ii) inside or outside the Territory that apply to the performance of either Party’s obligations under this Agreement.
     1.4 “Business Day” means any day other than a day which is a Saturday, a Sunday or any day banks are authorized or required to be closed in New York, New York or the Netherlands.
     1.5 “Calendar Quarter” means each of the consecutive three (3) month periods ending March 31, June 30, September 30, and December 31, as the case may be.
     1.6 “Commercially Reasonable Efforts” means those diligent efforts and resources, with respect to a particular Party, at the relevant point in time, that are comparable to those generally used by that Party, in good faith, in the exercise of its reasonable and prudent business judgment relating to other prescription pharmaceutical products owned or licensed by it, which have market potential and are at a stage of product life similar to the Licensed Products in the Territory, taking into account measures of relative safety and efficacy, product profile, the competitiveness of the marketplace, the regulatory structure involved, the relative profitability of the products and other relevant factors, when utilizing sound and reasonable technical, scientific or medical practice and judgment.
     1.7 “Confidential Information” means any and all information disclosed to or obtained by Recipient pursuant to or in connection with the negotiation, execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby and any and all information regarding, related to, or associated with any or all elements of this Agreement, including Licensed Products or each Party’s operations, that is disclosed by the Disclosing Party to the Recipient; provided, however, that Confidential Information will not include information which: (a) at the time of disclosure is in the public domain; (b) after disclosure becomes part of the public domain, except through breach of this Agreement; (c) the Recipient can demonstrate by reasonable proof was in its possession prior to the time of disclosure by the Disclosing Party hereunder, and was not acquired directly or indirectly from the Disclosing Party; (d) the Recipient can demonstrate by reasonable proof was developed by or on behalf of Recipient independent of and without reference to the Disclosing Party’s Confidential Information; or (e) becomes available to Recipient from a Third Party who did not acquire such information directly or indirectly from the Disclosing Party and who is not otherwise prohibited from disclosing such information.
     1.8 “Control” means, with respect to any Santarus IP or Norgine IP, possession by the Party granting the applicable right, license or sublicense to the other Party as provided herein of the power and authority, whether arising by ownership, license, or other authorization (in each case other than pursuant to this Agreement) to disclose and deliver the particular Know-How to the other Party, and to grant and authorize under such Santarus IP or Norgine IP the right, license or sublicense, as applicable, of the scope granted to such other Party in this Agreement without giving rise to a violation of the terms of any written agreement with any Third Party. “Controlled” or “Controlling” shall have their correlative meanings.
     1.9 “Data” means any and all research and development data, such as preclinical data, pharmacology data, chemistry data (including analytical, product characterization, manufacturing, and stability data), toxicology data, clinical data (including investigator reports (both preliminary and final), statistical analyses, expert opinions and reports, safety and other electronic databases), together with supporting data, in each case specifically directed to, or used in the development of, a Licensed Product. For clarity, “Data” includes results from any post-approval clinical studies of Licensed Products.
     1.10 “FDA” means the United States Food and Drug Administration or any successor thereto.
     1.11 “Field” means all therapeutic uses and indications in humans for which a physician’s prescription is required or which require a pharmacist’s approval to purchase. For purposes of clarity, the “Field” is intended to be limited to [***].
     1.12 “Force Majeure” means occurrences beyond the reasonable control of the Party affected, including acts of God, embargoes, governmental restrictions, terrorism, materials shortages or failure of any supplier (where such shortage or failure is attributable to an event of Force Majeure suffered by such supplier), fire, flood, explosion, earthquake, hurricanes, storms, tornadoes, riots, wars, civil disorder, failure of public utilities or common carriers, labor disturbances, rebellion or sabotage, provided that lack of funds shall not be interpreted as an occurrence beyond the reasonable control of the Party affected.
     1.13 “IFRS” means International Financial Reporting Standards established by the International Accounting Standards Board, as amended from time to time.
     1.14 “GAAP” means United States generally accepted accounting principles, in each case consistently applied.
     1.15 “Know-How” means any and all information and tangible materials comprising (a) ideas, discoveries, inventions, improvements or trade secrets, (b) Data, (c) databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, (d) techniques, methods, formulas, processes, manufacturing information, and (e) research materials, reagents and compositions of matter and biological materials. Know-How shall not include any Patent rights with respect thereto but Know-How does include documents and other media on which Know-How is permanently stored and any rights including trade secrets, copyright, database rights or design rights protecting such Know-How.
     1.16 “Licensed Product(s)” means (a) the following immediate-release pharmaceutical products incorporating omeprazole in combination with one or more buffering agents, for which regulatory approval has been obtained by Santarus in the Field from the FDA as of the Effective

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Date: Zegerid® (omeprazole/sodium bicarbonate) Capsules, Zegerid® (omeprazole/sodium bicarbonate) Powder for Oral Suspension, and Zegerid® (omeprazole/sodium bicarbonate/magnesium hydroxide) with Magnesium Hydroxide Chewable Tablets, each in 20 mg and 40 mg dosage strengths of omeprazole; (b) other formulations of immediate-release pharmaceutical products incorporating omeprazole in combination with one or more buffering agents in the Field developed by Norgine following the Effective Date pursuant to the last sentence of Section 3.1.1; and (c) other formulations of immediate-release pharmaceutical products incorporating omeprazole in combination with one or more buffering agents in the Field developed by Norgine following the Effective Date other than pursuant to the last sentence of Section 3.1.1.[***].
     1.17 “Major Country” means each of the following: France, Germany, Italy, Spain and the United Kingdom.
     1.18 “Marketing Authorization” means, with respect to a Licensed Product in a particular jurisdiction in the Territory, all approvals, licenses, registrations or authorizations necessary for the commercialization of such Licensed Product in the Field in such jurisdiction, including only where mandatory, approval of labeling, price, reimbursement and manufacturing.
     1.19 “MAA” (Marketing Authorization Application) means any filing, application or submission filed with or submitted to any Regulatory Authority in the Territory in order to obtain a Marketing Authorization with respect to a Licensed Product in the applicable jurisdiction in the Field in the Territory.
     1.20 “Missouri Agreement” means that certain Exclusive License Agreement between Santarus and the Curators of the University of Missouri (“UMissouri”) effective as of January 26, 2001, as amended from time to time.
     1.21 “Missouri IP” means, individually and collectively, the Missouri Patents and the Missouri Know-How.
     1.22 “Missouri Know-How” means any and all Know-How Controlled by the UMissiouri and licensed to Santarus pursuant to the Missouri Agreement and that is reasonably necessary for the development, manufacture (including testing) or commercialization of a Licensed Product within the Field in the Territory in accordance with this Agreement.
     1.23 “Missouri Patents” means the Patents listed on Part A of Exhibit 1.37, together with any and all other Patents in the Territory that are Controlled by UMissouri or co-owned by UMissouri with Santarus and are licensed to Santarus pursuant to the Missouri Agreement and that claim (specifically or generically) subject matter developed before or after the Effective Date which would be infringed by (a) a formulation of any Licensed Product, (b) a method or process for the manufacture of any Licensed Product, or (c) a method of use or administration of any Licensed Product.

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     1.24 “Net Sales” means the gross amount invoiced by Norgine and its Affiliates and Sublicensees (the “Selling Party”) to Third Parties for the sales of Licensed Products in the Field and in the Territory. To the extent that the gross amounts invoiced by the Selling Party for such sales of Licensed Products do not already reflect deductions or exclusions of the following amounts, the following may be deducted in calculation of Net Sales, to the extent such deductions are at rates customary within the industry:
          (a) trade, quantity and cash discounts, rebates, chargebacks and price adjustments or reductions allowed to be and actually taken by the Third Party’s customers;
          (b) allowances or credits to any of its customers granted by the Selling Party on account of price adjustments or billing errors for Licensed Products, and for Licensed Products which are rejected, damaged, defective, outdated or returned;
          (c) sales taxes and other direct taxes (excluding franchise or income taxes) included as a specific line item in an invoice, to the extent imposed upon and paid directly with respect to the sales price, but excluding taxes not actually incurred by the Selling Party or that are reimbursable, refundable or creditable to the Selling Party; and
          (d) reasonable and customary freight, shipping, insurance and other transportation expenses, to the extent included as a specific line item in an invoice and directly related to the sale of Licensed Products.
     Net Sales shall not include sales of Licensed Products between and among Norgine and its Affiliates and Sublicensees; provided, however, that Net Sales shall include the amounts invoiced by the Selling Party (with applicable deductions as set forth above) upon any resale of such Licensed Products to a Third Party. Norgine, its Affiliates and Sublicensees shall not promote or sell any Licensed Product as a loss-leader for their other pharmaceutical products in the Territory, but Norgine, its Affiliates and Sublicensees may offer customers discounts, price reductions and adjustments on Licensed Products so long as such discounts, price reductions and adjustments are at rates customary within the industry. If Norgine or any of its Affiliates or Sublicensees effects a sale, disposition or transfer of a Licensed Product to a customer in a particular country other than at rates customary within the industry, the Net Sales of such Licensed Product to such customer shall be deemed to be “the fair market value” of such Licensed Product. For purposes of this subsection, “fair market value” shall mean the value that would have been derived had such Product been sold as a separate product to another customer in the country concerned on customary commercial terms during the applicable Calendar Quarter. Disposal of Licensed Products for or use of the Licensed Products in clinical trials or as free samples shall not give rise to any deemed sale under this Section. Net Sales shall be determined from the books and records of the Selling Party maintained in accordance with IFRS, consistently applied, which figures shall be adjusted at an aggregate level to Net Sales in accordance with GAAP. For purposes of clarity, any royalty payments due under Section 7.5 will be calculated based upon aggregated Net Sales in accordance with GAAP.
     1.25 “Norgine IP” means (a) any Patent Controlled by Norgine or its Affiliates that claims (specifically or generically) subject matter developed before or after the Effective Date, which would be infringed by (i) a formulation of any Licensed Product, (ii) a method or process for the manufacture of any Licensed Product, or (iii) a method of use or administration of any Licensed Product (in each case other than Santarus Patents), and (b) any Know-How developed or utilized by

Norgine in connection with any Licensed Product (other than Santarus Know-How). For clarity, Norgine IP includes Norgine Inventions, Patents claiming Norgine Inventions and Norgine’s interest in Joint Inventions and Norgine’s interest in Patents claiming Joint Inventions (each as defined in Section 8.1.1).
     1.26 “Other Santarus IP” means, individually and collectively, the Other Santarus Patents, and the Santarus Know-How. For clarity, Other Santarus IP includes Santarus Inventions and Santarus’ interest in Joint Inventions (each as defined in Section 8.1.1).
     1.27 “Other Santarus Patents” the Patents listed on Part B of Exhibit 1.37, together with any and all other Patents in the Territory that are Controlled by Santarus and claim (specifically or generically) subject matter developed before or after the Effective Date which is (a) a formulation of any Licensed Product, (b) a method or process for the manufacture of any Licensed Product, or (c) a method of use or administration of any Licensed Product, including Patents claiming Santarus Inventions or Joint Inventions (to the extent of Santarus’ interest therein) but excluding always the Missouri Patents.
     1.28 “Patent” means any of the following, whether existing now or in the future anywhere in the world: (a) any issued patent, including any inventor’s certificate, substitution, extension, supplemental protection certificate, registration, confirmation, reissue, re-examination, renewal or any like governmental grant for protection of inventions; and (b) any pending application for any of the foregoing, including any continuation, divisional, substitution, continuations-in-part, provisional and converted provisional applications.
     1.29 “Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust or other entity, or any government or regulatory administrative or political subdivision or agency, department or instrumentality thereof.
     1.30 “PPI” means any proton pump inhibitor, including those specified from time to time in the Anatomical Therapeutic Chemical (ATC) classification class A02BC.
     1.31 “PPI Pharmaceutical Product” means a pharmaceutical product containing one or more PPIs as active pharmaceutical ingredients.
     1.32 “Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the development, commercialization or other use or exploitation (including the granting of Marketing Authorizations) of any Licensed Product in any jurisdiction.
     1.33 “Regulatory Filing” means any filing, application or submission filed with or submitted to any Regulatory Authority, including applications to initiate or continue clinical or other studies and MAAs and authorizations, approvals or clearances arising from the foregoing, including Marketing Authorizations, and all correspondence with any Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority, in each case with respect to a Licensed Product.
     1.34 “Santarus IP” means, individually and collectively, the Missouri IP, and the Other Santarus IP.

     1.35 “Santarus Know-How” means any and all Know-How Controlled by Santarus during the Term that is reasonably necessary for the development, manufacture (including testing) or commercialization of a Licensed Product within the Field in the Territory in accordance with this Agreement.
     1.36 “Santarus Marks” means the trademarks Controlled by Santarus in the Territory during the Term which are to be utilized in conjunction with the Licensed Product, as set forth on Exhibit 1.36, and all common law rights, applications and registrations therefor, and all goodwill associated therewith.
     1.37 “Santarus Patents” means the Missouri Patents and the Other Santarus Patents.
     1.38 “Sublicensee” means any Third Party to whom Norgine or its Affiliates have granted a sublicense under the licenses conveyed to Norgine under the Santarus IP to make, have made, use, sell, offer for sale or import a Licensed Product in the Field in the Territory in accordance with Section 2.1.2. As used in this Agreement, the term “Sublicensee” shall also include a Third Party to whom Norgine or its Affiliate have granted, directly or indirectly, the right to distribute a Licensed Product; provided that such Third Party has the responsibility for marketing or promotion of a Licensed Product within the markets or territories for which such distribution rights are granted, but “Sublicensee” shall not include a Third Party whose only role with respect to a Licensed Product is as a contractor or service provider such as a contract manufacturer or contract researcher or the like.
     1.39 “Territory” means those countries of the world set forth on Exhibit 1.39 hereto.
     1.40 “Third Party” means any Person other than the Parties or their respective Affiliates.
     1.41 “Valid Claim” means a claim (a) of any issued Santarus Patent that has not expired, been permanently abandoned, been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) of any pending patent application for any of the foregoing provided that any such application which has been pending for more than [***] years from its earliest priority date claimed shall be excluded unless and until a claim from such application is granted.
ARTICLE 2
LICENSES
     2.1 Licenses to Santarus IP.
          2.1.1 General. Subject to the terms and conditions of this Agreement (including without limitation Section 2.1.2 and Section 15.5.6), Santarus hereby grants to Norgine and its Affiliates:

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          (a) an exclusive license under the Other Santarus IP to sell, offer for sale, have sold, import and have imported for sale Licensed Products in the Field in the Territory. Additionally, subject to the terms and conditions of this Agreement (including without limitation Section 2.1.2), Santarus hereby grants to Norgine and its Affiliates a non-exclusive license under (i) the Other Santarus IP to develop and use Licensed Products in the Field in the Territory; and (ii) (a) the Other Santarus IP and (b) the Know-How and Patents outside the Territory which are Controlled by Santarus and which are reasonably necessary to make Licensed Products, in each case to make and have made Licensed Products anywhere in the world solely for the purpose of supplying Licensed Products for Norgine’s and its Affiliates’ exercise of the license granted in the first sentence of this Section 2.1.1(a) (or any Sublicensee’s exercise of a sublicense granted in Section 2.1.2); and
          (b) an exclusive sublicense under the Missouri IP to sell, offer for sale, have sold, import and have imported for sale Licensed Products in the Field in the Territory. Additionally, subject to the terms and conditions of this Agreement (including without limitation Section 2.1.2) Santarus hereby grants to Norgine and its Affiliates a non-exclusive sublicense under (i) the Missouri IP to develop and use Licensed Products in the Field in the Territory; and (ii) (a) the Missouri IP, and (b) the Know-How and Patents that are either Controlled by UMissouri or co-owned by UMissouri and in either case licensed to Santarus pursuant to the Missouri Agreement and which Patents and Know-How are reasonably necessary to make Licensed Products, in each case to make and have made Licensed Products anywhere in the world solely for the purpose of supplying Licensed Products for Norgine’s and its Affiliates’ exercise of the license granted in the first sentence of this Section 2.1.1(b) (or any Sublicensee’s exercise of a sublicense granted in Section 2.1.2).
          2.1.2 Sublicenses. The licenses under Section 2.1.1 and Section 4.4.2(a) include the right for Norgine to grant sublicenses within the scope thereof to Third Parties, subject to the terms and conditions of this Section 2.1.2; and accordingly, except as otherwise expressly provided herein, Norgine shall have the right to fulfill any or all of its obligations hereunder through one or more Sublicensees:
          (a) Each sublicense shall be approved in advance in writing by Santarus, which approval shall not be unreasonably withheld, conditioned or delayed.
          (b) Each sublicense shall be subject to the sublicense fees as set forth in Section 7.4.
          (c) Each sublicense shall not conflict with and shall be subordinate to the terms and conditions of this Agreement, and shall contain provisions substantially equivalent to Section 4.4.2 (Use of Santarus Marks), Section 4.5 (Third Party Allegation of Infringement), Section 6.5 (Reporting), Section 8.4 (Enforcement of Santarus Patents), Section 10.5 (Insurance), Article 12 (Confidentiality) and Section 13.6 (General Effects of Expiration or Termination).
          (d) Norgine shall promptly notify Santarus in writing of the grant of each sublicense and provide Santarus a copy of the final executed sublicense agreement redacted as Norgine, acting reasonably, deems necessary to protect the confidential information of Norgine and/or its Sublicensee (provided that the unredacted portions of any such sublicense shall contain sufficient detail to enable Santarus to confirm the performance of Norgine’s obligations under this Agreement, including under Section 7.4, as determined by Santarus, acting reasonably).
          2.1.3 Performance by Affiliates and Sublicensees. Norgine shall be responsible for the failure by its Affiliates and Sublicensees to comply with, and Norgine guarantees the compliance by each of its Affiliates and Sublicensees with, all relevant restrictions, limitations and obligations in this Agreement. In addition, Norgine shall remain responsible for all payments and other obligations under this Agreement arising from activities of its Affiliates and Sublicensees.
     2.2 License to Santarus. Subject to the terms and conditions of this Agreement (including Section 3.3.4), Norgine hereby grants to Santarus a non-exclusive, perpetual, royalty-free, sublicensable and irrevocable license under all Norgine IP to develop, use, sell, offer for sale and import Licensed Products (a) outside of the Territory or (b) in the Territory but outside the Field. Additionally, subject to the terms and conditions of this Agreement, Norgine hereby grants to Santarus a non-exclusive, perpetual, royalty-free, sublicensable and irrevocable license under the Norgine IP to make and have made Licensed Products anywhere in the world solely for the purpose of Santarus’ exercise of the license granted in this Section 2.2.
     2.3 Right of First Negotiation to OTC License. Subject to Section 6.2, in the event that Santarus desires to convey to one or more Third Parties a license to any immediate-release pharmaceutical product [***] outside the Field (e.g., for therapeutic uses and indications in humans for which a prescription from a physician is not required or which do not require a pharmacist’s approval to purchase) in the Territory (each a “OTC License”), Santarus shall comply with the process set forth in this Section 2.3. During the Term, prior to granting an OTC License for one or more immediate-release pharmaceutical products [***] to a Third Party, Santarus shall give Norgine written notice of its intention to convey an OTC License (a “Negotiation Notice”) [***].
     2.4 No Other Rights. Each Party acknowledges that the rights and licenses granted under this Article 2 and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights with respect to Know-How, Patent or other intellectual property rights that are not specifically granted herein are reserved to the owner thereof.
ARTICLE 3
DEVELOPMENT / REGULATORY
     3.1 Development of Licensed Products.
          3.1.1 General. Norgine shall have the right and be responsible for conducting at its expense: (a) all development (including product development and clinical studies) with respect to the Licensed Products necessary to file for and obtain Marketing Authorizations to launch the Licensed Products for application in the Field throughout the Territory in accordance with this Agreement, and (b) all phase IV clinical studies, quality of life assessments, pharmacoeconomic, label expansion or other post-marketing studies as may be required by any applicable Regulatory

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Authority or as Norgine may elect to perform in the Territory. Without limiting the foregoing, Norgine shall have the right, but not the obligation, to develop additional Licensed Products, including line extensions and new formulations, in the Territory; provided that Norgine shall keep Santarus informed with respect to such activities in accordance with Section 6.5. In the event that Norgine desires to develop and commercialize a Licensed Product for which Santarus has received FDA approval and commercially launched in the U.S. after the Effective Date and desires that Santarus transfer the associated Santarus Know-How to Norgine, then the Parties shall negotiate in good faith an arrangement under which Norgine compensates Santarus for a portion of the costs incurred by Santarus in connection with the development of such product prior to Santarus having any obligation to transfer such Santarus Know-How to Norgine.
          3.1.2 Stability Data. Norgine shall have the right and be responsible for generating at its expense any stability data necessary to file for and obtain Marketing Authorizations throughout the Territory. Santarus shall have the right to use any such stability data generated by Norgine for applications outside the Territory or outside the Field, pursuant to the terms of the license set forth in Section 2.2.
     3.2 Regulatory Matters.
          3.2.1 Interactions. Norgine shall have, at its expense, the responsibility for all interactions with any Regulatory Authority in the Territory and for filing, obtaining and maintaining approvals for development and commercialization of Licensed Products in the Field in the Territory, including any MAA. Notwithstanding the foregoing, Santarus shall be able to communicate with any Regulatory Authority in the Territory regarding any Licensed Product, but only to the extent that such communication is (a) reasonably necessary to comply with the terms of this Agreement or any Applicable Law, (b) relates to manufacture of Licensed Products for use or sale outside the Territory or outside the Field, or (c) relates to clinical trials of Licensed Products in the Territory, consistent with the terms of Section 3.3.4. As between the Parties, Norgine shall own all Regulatory Filings filed by or under authority of it for the Licensed Products for applications in the Field in the Territory. For clarity, as between the Parties, Santarus shall retain the right and, at its expense, the responsibility for all interactions with any Regulatory Authority and filing, obtaining and maintaining approvals for development and commercialization of Licensed Products outside the Territory or outside the Field, including any MAA or any comparable regulatory filing, application or submission outside the Territory. Each Party shall provide to the other copies of any regulatory correspondence related to Licensed Products in its Control that are reasonably likely to have a material adverse impact on the other Party’s or its partners’ activities with regard to Licensed Products in the Territory, in the case of Norgine and its partners, or PPI Pharmaceutical Products inside or outside the Territory, in the case of Santarus and its partners.
          3.2.2 Assistance. Each Party agrees to provide in a timely manner such assistance in connection with the other Party exercising its rights or fulfilling its responsibilities described in Section 3.2.1 as such other Party may reasonably request; provided that the requesting Party shall reimburse the other Party for all reasonable costs and expenses incurred in providing such assistance. In addition, each Party shall provide the other Party information regarding plans to make any Regulatory Filings to the extent such Regulatory Filings are reasonably likely to affect the other Party’s Regulatory Filings in their respective territories.

          3.2.3 Safety Data Exchange. Each of Santarus and Norgine agree to notify each other concerning actual or possible Adverse Events within the respective time periods, and in accordance with the applicable procedures, set forth in a pharmacovigilance agreement to be mutually agreed and executed by the Parties within one hundred and twenty (120) days of the Effective Date, but in any event prior to the first administration of any Licensed Product to a human in a clinical trial conducted by or under authority of Norgine or, if earlier, the first sale of Licensed Product by or under authority of Norgine, which pharmacovigilance agreement shall be reviewed and revised, as may be necessary, annually by the Parties.
     3.3 Access to Know-How.
          3.3.1 By Norgine. Promptly after the Effective Date and in any event during the three (3) month period thereafter, Santarus shall make available to Norgine the following Know-How in its Control as of the Effective Date: (a) regulatory dossiers covering each of the Zegerid Capsule, Zegerid Powder for Oral Suspension and Zegerid with Magnesium Hydroxide Chewable Tablet products approved by the FDA for prescription use in the U.S. as of the Effective Date (the “Currently Approved U.S. Products”); (b) formal development reports for the Currently Approved U.S. Products; (c) formal stability reports for the Currently Approved U.S. Products; and (d) upon the reasonable request of Norgine and for Norgine’s review at Santarus’ corporate offices, such other Data Controlled by Santarus relating to the Currently Approved U.S. Products which is necessary for Norgine to develop, manufacture or commercialize the Currently Approved U.S. Products in the Field in the Territory and, should Norgine require it, Norgine may take a copy of such Data (collectively, the “Transferred Know-How”). Santarus’ obligation to provide access to and/or transfer Know-How to Norgine shall be limited to those materials described in the preceding sentence, except to the extent otherwise mutually agreed by the Parties. Norgine shall have the right to use and reference all Data and Regulatory Filings included in the Transferred Know-How in connection with Norgine’s, its Affiliates’ and Sublicensees’ development, manufacture and commercialization of Licensed Products in the Field in the Territory. The mode that Santarus makes available the Transferred Know-How under this Section 3.3.1 shall be as mutually determined by Santarus and Norgine in good faith. All Transferred Know-How received by Norgine from Santarus, together with all embodiments thereof, shall be deemed the Confidential Information of Santarus.
          3.3.2 By Santarus. Norgine shall provide to Santarus the core regulatory file used by Norgine to generate each Regulatory Filing within thirty (30) days after its initial submission to a Regulatory Authority in the Territory and thirty (30) days after any updates thereto is filed with a Regulatory Authority in the Territory. In addition, from time to time and upon Santarus’ reasonable request, Norgine shall provide to Santarus all Data in its Control during the Term. Santarus shall have the right to use and reference all Data and Regulatory Filings in connection with Santarus’ development, manufacture and commercialization of Licensed Products and PPI Pharmaceutical Products outside of the Territory or outside of the Field (subject to Sections 2.3 and 6.1); provided that such Regulatory Filings and Data received by Santarus, together with all embodiments thereof, shall be deemed the Confidential Information of Norgine. The mode that Norgine provides Data and the core regulatory file under this Section 3.3.2 shall be mutually determined by Santarus and Norgine in good faith.
          3.3.3 Additional Assistance. If requested by Norgine, Santarus personnel will be made available to introduce Norgine to Santarus’ contract manufacturers for the Currently

Approved U.S. Products and use reasonable efforts to facilitate a meeting between Norgine and each such contract manufacturer.
          3.3.4 Coordination Regarding Conduct of Clinical Trials in the Territory. Notwithstanding anything to the contrary in this Agreement, Norgine acknowledges and agrees that Santarus’ existing partners at the Effective Date (and any current or future sublicensees of such partners the appointment of which is permitted under agreements existing as of the Effective Date) retain rights to conduct clinical trials involving PPI Pharmaceutical Products in the Territory. Santarus (on behalf of itself and its Affiliates and its future partners and sublicensees but not on behalf of its partners at the Effective Date and any current or future sublicensees of such partners the appointment of which is permitted under agreements existing as of the Effective Date) and Norgine (on behalf of itself, its Affiliates and Sublicensees) each agree to provide reasonable advance notice and reasonable coordination concerning any clinical trials involving Licensed Products proposed to be conducted in the Territory. In addition, without the prior written consent of Norgine, which consent shall not be unreasonably withheld, conditioned or delayed, (a) neither Santarus nor its Affiliates shall conduct any clinical trial of a Licensed Product in a country of the Territory and (b) Santarus shall not grant any future rights to Third Parties (beyond those rights existing as of the Effective Date) to conduct any clinical trial of a Licensed Product in a country of the Territory in each case without the prior written consent of Norgine (not to be unreasonably withheld, conditioned or delayed). When Norgine is considering whether to consent to a clinical trial pursuant to (a) or (b) above, (i) Santarus shall include with its consent request reasonable information describing the proposed clinical trial(s); (ii) Norgine may consider its development and commercialization plans for Licensed Products in such country in the Field and its commercial strategy for Licensed Products in such country in the Field and the effect such proposed trials may have on Norgine’s strategies and plans; (iii) Norgine shall notify Santarus of its consent decision no later than thirty (30) business days after the date of Santarus’ consent request; and (iv) Norgine may withhold its consent to such clinical trial if it reasonably believes that the conduct of such clinical trial is likely to have a material adverse affect on Norgine’s plans and strategies described in clause (ii) above.
ARTICLE 4
COMMERCIALIZATION
     4.1 Commercialization of Licensed Products. Norgine shall have the right and be responsible at its expense for commercializing the Licensed Products for applications in the Field in the Territory. Norgine agrees to use Commercially Reasonable Efforts to: (a) [***], (b) [***], and (c) [***].
     4.2 Specific Requirements.
          4.2.1 Without limiting the provisions of Section 4.1 and subject to the exceptions set forth in Section 4.2.2, Norgine shall: (a) file an MAA in each Major Country [***] years after the Effective Date, and [***] months of receipt of Marketing Authorization in a Major Country, launch the applicable Licensed Product in such Major Country; and (b) file an MAA in each

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jurisdiction in the Territory other than a Major Country [***] years after the Effective Date, and [***] months of receipt of Marketing Authorization in a jurisdiction in the Territory other than a Major Country, launch the applicable Licensed Product in such jurisdiction. In order to allow Santarus to monitor the progress of the activities described in this Section 4.2, Norgine shall notify Santarus in writing within thirty (30) days of each filing for an MAA in any country or jurisdiction in the Territory and within thirty (30) days of each launch of a Licensed Product in any country or jurisdiction in the Territory.
          4.2.2 In the event that Norgine fails to comply with the specific diligence obligations set forth in Section 4.2.1 (each such failure, a “Diligence Failure”), then Santarus shall have the right to terminate this Agreement in accordance with Section 13.2; provided that any such event shall not be deemed to be a “Diligence Failure” if Norgine demonstrates by providing reasonably detailed written documentation to Santarus within [***] days following receipt by Norgine of notice from Santarus of its intent to terminate under Section 13.2 that: (1) with regard to a Major Country, Norgine has been making an on-going investment in the Major Countries as a whole, (2) with regard to a non-Major Country, Norgine has been making an on-going investment in the non-Major Countries as a whole, (3) with regard to either a Major Country or a non-Major Country, Norgine’s filing of an MAA or launching a Licensed Product in a particular country or jurisdiction would have a material adverse impact on Norgine’s business and prospects relating to Licensed Products in the Territory as a whole, or (4) with regard to either a Major Country or non-Major Country, Norgine has received written input from the applicable Regulatory Authority for a particular country or jurisdiction or other competent body for a particular country or jurisdiction that indicates that it would not be commercially reasonable to pursue obtaining a Marketing Authorization in such particular country or jurisdiction.
     4.3 Reimbursement. For clarity, Norgine shall be responsible for decisions and negotiations with relevant governmental authorities, agencies and other organizations and institutions regarding price and reimbursement status of Licensed Products in the Field within the Territory.
     4.4 Trademark Matters.
          4.4.1 Trademark Filings and Maintenance. As of the Effective Date, Santarus has filed trademark registrations for the Santarus Marks in or for the countries of the Territory set forth on Exhibit 1.36, and shall maintain all such existing registrations for the Santarus Marks as set forth on Exhibit 1.36 during the Term at Santarus’ sole cost and expense, taking into account use and other legal requirements necessary to maintain the existing registrations. As reasonably requested by Norgine, Santarus shall file additional trademark registration applications for the Santarus Marks in the Territory beyond the registration set forth on Exhibit 1.36, and Santarus shall maintain any registrations resulting from such applications during the Term taking into account use and other legal requirements necessary to maintain the existing registrations. Norgine shall reimburse Santarus its out of pocket expenses for filing such additional applications and maintaining such additional registrations for the Santarus Marks in the Territory. In the event of any challenge to the registrations or applications for registrations for the Santarus Marks during

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prosecution, including oppositions, cancellations or the like, Santarus, in its sole discretion shall be responsible as between the Parties for responding to such challenge. Where such challenge is to a registration for a Santarus Mark set forth on Exhibit 1.36 as of the Effective Date, Santarus shall bear the costs of responding to such challenge. In all other cases Norgine shall reimburse Santarus its costs of responding to such challenge.
          4.4.2 Use of Santarus Marks. After the Effective Date and for the duration of the Term, and subject to the terms and conditions of this Agreement:
          (a) Santarus hereby grants to Norgine and its Affiliates an exclusive, sublicensable license to use the Santarus Marks to promote, advertise, market, sell and distribute the Licensed Products in Field in the Territory. To the extent permitted by Applicable Laws, neither Norgine nor its Affiliates will identify any Licensed Product by any designation other than the Santarus Marks without the prior written consent of Santarus, although Norgine, its Affiliates and Sublicensees (pursuant to Section 2.1.2), and as applicable in the circumstances and as allowed by Applicable Laws, may (i) include its own corporate name and logo on the Licensed Product, its pack inserts (e.g. the patient information leaflet) and its packaging and (ii) use its own corporate name and logo in connection with the commercialization of Licensed Products in the Field in the Territory. The use of the Santarus Marks by Norgine and its Affiliates will be expressly subject to Section 4.4.2(d). Notwithstanding anything to the contrary contained in this Agreement, the license granted pursuant to this Section 4.4.2(a) shall not permit Norgine or its Affiliates or Sublicensees to use the Santarus Marks in conjunction with any OTC License granted pursuant to Section 2.3 for any purpose or in any manner, unless otherwise agreed in writing by the Parties.
          (b) If any Regulatory Authority in the Territory requires the use of a trademark other than the Santarus Marks in a country or group of countries or a Party has reason to believe it would be reasonable or prudent to use a trademark other than the Santarus Marks in a country or group of countries, Santarus or Norgine, as the case may be, shall send written notice to the other requesting a meeting to consider the issue, and such meeting shall take place within sixty (60) days to discuss a course of action. If a different trademark (“New Trademark”) is adopted by the Parties in the Territory for any reason, including in response to such Regulatory Authority requirement, references to the Santarus Marks in this Agreement from Section 4.4.2(c) onwards (except Sections 4.4.2(d)-first sentence, 4.4.2(e)-first sentence, 4.4.3, 4.4.4, 4.5 and 9.2) shall include any New Trademark. Unless otherwise agreed by the Parties in writing, Norgine shall prosecute and maintain all New Trademark applications for registration during the Term at Norgine’s sole cost and expense, and shall maintain any registrations resulting from such applications during the Term at Norgine’s sole cost and expense and Norgine shall own all such applications and registrations for New Trademarks. In the event of any challenge to a registration or application for registration for a New Trademark during prosecution, including oppositions, cancellations for the like, Norgine, in its sole discretion and at Norgine’s sole cost and expense, shall be responsible as between the Parties for responding to such challenges.
          (c) Norgine and its Affiliates will use the Santarus Marks solely with respect to the Licensed Products and only in accordance with the standards of quality established or approved by Santarus or its designee, and only in the Field in the Territory.
          (d) To the extent permitted by Applicable Laws, whenever Norgine or an Affiliate uses the Santarus Marks in any other manner in connection with any Licensed Product, it will clearly indicate that the Santarus Marks are owned by Santarus, its Affiliates and/or its licensors, as applicable, and that Santarus is the licensor of the Licensed Products. When using the Santarus Marks under this Agreement, Norgine and its Affiliates will comply with all Applicable Laws pertaining to the Santarus Marks and in force at any time in the Territory.
          (e) Norgine acknowledges and agrees that Santarus or its Affiliates are, and at all times will remain the owner of the Santarus Marks. Norgine acknowledges that no other license is conveyed under this Agreement to Norgine or its Affiliates with respect to Santarus’ corporate name and logo, any other trademarks of Santarus, or any modifications or variations thereof, or to any replacements thereof that Santarus may or its licensees may use in connection with Licensed Products outside the Territory or outside the Field. Norgine will not at any time do, cause to be done, or permit any of its employees, agents, contractors and subcontractors to commit any act inconsistent with, contesting or in any way impairing, or tending to impair, such ownership rights in the Santarus Marks or any other Santarus names, logos and trademarks, and accordingly agrees that at no time during the Term or thereafter will it attempt to register any trademarks, service marks or trade names either (i) the same as the Santarus Marks at all or (ii) confusingly similar to the Santarus Marks in the gastrointestinal field..
          4.4.3 Notice to Santarus of Infringement. Each Party may perform searches and other activities it deems necessary or useful in its discretion to monitor the trademark registers in the Territory for potentially infringing or harmful trademark applications or registrations. Each Party shall cooperate with the other to ensure such searches and other activities are not being unnecessarily duplicated. Norgine shall promptly advise Santarus of any known or threatened infringement of any Santarus Marks or New Trademark, Santarus shall promptly advise Norgine of any known or threatened infringement of any Santarus Marks or New Trademark, and the Parties shall discuss an appropriate course of action.
          (a) Subject to Section 4.4.4(a), for any known or threatened infringement of any Santarus Mark, at Santarus’ request and expense, Norgine shall assist Santarus in any enforcement action which Santarus in its discretion determines to take in respect of any such infringement. Santarus shall have the right to retain [***] of any settlement amounts or costs or damages awarded by a court with respect to such enforcement actions inside the Territory and shall pay the balance to Norgine.
          (b) Subject to Section 4.4.4(b), for any known or threatened infringement of any New Trademark, at Norgine’s request and expense, Santarus shall assist Norgine in any enforcement action which Norgine in its discretion determines to take in respect of any such infringement. Norgine shall have the right to retain [***] of any settlement amounts or costs or damages awarded by a court with respect to such enforcement actions inside the Territory and shall pay the balance to Santarus.
          4.4.4 Other Trademark Enforcement Matters. If, after receiving notice in writing pursuant to Section 4.4.3,

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          (a) of any known or threatened infringement of any Santarus Mark, and (i) Santarus elects in writing not to bring or defend an enforcement action with respect to such Santarus Mark in the Territory for use in the Field for which Norgine has license rights under this Agreement or (ii) within ninety (90) days following a written request by Norgine to do so and confirmation of facts reasonably supporting existence of such known or threatened infringement with respect to such Santarus Mark in the Territory for use in the Field for which Norgine has license rights under this Agreement, Santarus fails to bring an enforcement action or take other commercially reasonable action to protect such Santarus Mark from such infringement, or to abate such infringement (which may in Santarus’ discretion include, without limitation, negotiations for a license (not in conflict with the licenses granted Norgine herein) from Santarus), then Norgine shall have the right, at its sole discretion, to institute an enforcement action in its own name to the extent allowed under applicable law using counsel of its choice, at its own expense, and with the right to control the course of such enforcement action (and Santarus shall provide all reasonable assistance, other than financial, to Norgine for such enforcement action, at Norgine’s expense, including joining such enforcement action if necessary to maintain the enforcement action, and Santarus shall have the right to join and participate in the enforcement action whether or not such joinder is requested by Norgine at its own expense).
          (b) of any known or threatened infringement of any New Trademark, and (i) Norgine elects in writing not to bring or defend an enforcement action with respect to such New Trademark in the Territory for use in the Field for which Norgine has license rights under this Agreement or (ii) within ninety (90) days following a written request by Santarus to do so and confirmation of facts reasonably supporting existence of such known or threatened infringement with respect to such New Trademark in the Territory for use in the Field for which Norgine has license rights under this Agreement, Norgine fails to bring an enforcement action or take other commercially reasonable action to protect such New Trademark from such infringement, or to abate such infringement (which may in Norgine’s discretion include, without limitation, negotiations for a license (not in conflict with the licenses granted Norgine herein) from Norgine), then Santarus shall have the right, at its sole discretion, to institute an enforcement action in its own name to the extent allowed under applicable law using counsel of its choice, at its own expense, and with the right to control the course of such enforcement action (and Norgine shall provide all reasonable assistance, other than financial, to Santarus for such enforcement action, at Santarus’ expense, including joining such enforcement action if necessary to maintain the enforcement action, and Norgine shall have the right to join and participate in the enforcement action whether or not such joinder is requested by Santarus at its own expense).
     4.5 Third Party Allegation of Infringement. If the use of any Santarus Mark or New Trademark in conjunction with any Licensed Product becomes the subject of a Third Party’s claim or assertion of trademark infringement through Norgine’s use of a Santarus Mark or New Trademark in the Field in the Territory, the Party first having notice of the claim or assertion shall promptly notify the other Party in writing. The Parties shall promptly confer to consider the claim or assertion and the appropriate course of action, and (i) with respect to the use of any Santarus Mark, Norgine shall have sole discretion on the course to respond to or otherwise defend the claim or assertion, such defense to be at the cost and expense of Norgine for all claims or assertions relating to use of the Santarus Marks under this Agreement in the Territory (provided that Santarus shall have a right to join and/or participate in the defense action at its own expense), and (ii) with respect to the use of any New Trademark, Norgine shall have sole discretion on the course to respond to or otherwise defend the claim or assertion, such defense to be at the cost and expense of Norgine for all claims or assertions relating to use of the New Trademarks under this agreement in the Territory. Neither Party shall enter into any settlement of any claim described in this Section 4.5 that adversely affects the other Party’s rights or interests (including in the case of Santarus, Santarus’ interests in the Santarus Mark outside the Territory) without such other Party’s written consent, which consent shall not be unreasonably withheld, delayed or conditional.
     4.6 No Use of Norgine Marks. Santarus acknowledges that, subject to Section 13.6.8, no license is conveyed under this Agreement to Santarus or its Affiliates with respect to Norgine’s corporate name and logo (collectively, the “Norgine Marks”). Santarus hereby acknowledges Norgine’s ownership rights in the Norgine Marks, and accordingly agrees that Santarus and its Affiliates shall not use the Norgine Marks in connection with the development, importation, marketing or promotion of Licensed Products without first entering into a written license therefor from Norgine.
     4.7 Domain Names. Before using a domain name with a country code in the Territory for use with a Licensed Product in the Field in the Territory, Norgine and Santarus shall agree as to the general design of the homepage of such domain name (the Parties accepting that the layout of each homepage may need to vary on a country by country to comply with Applicable Laws), such agreement not to be unreasonably withheld or delayed. As between the Parties, (i) Santarus shall own and shall register all domain names with a country code in the Territory that incorporate a Santarus Mark in its own name and at its own cost and shall be responsible for the maintenance of such domain names at its own cost, and (ii) Norgine shall own and shall register all domain names with a country code in the Territory that incorporate a New Trademark in its own name and at its own cost and shall be responsible for the maintenance of such domain names at its own cost. Norgine shall be permitted to use domain names with a country code in the Territory that incorporate a Santarus Mark as if they are Santarus Marks and the terms of Sections 4.4.2(a), 4.4.2(c) — (e), 4.4.4(a) and 4.5 shall apply to such use. For any known or threatened infringement of any domain name with a country code in the Territory that incorporates a Santarus Mark (e.g., by the registration or use of a domain name with a country code in the Territory that incorporates a Santarus Mark or is confusingly similar thereto), Santarus shall institute an enforcement action, as reasonably requested by and at Norgine’s cost and expense, and Norgine shall assist Santarus in any such enforcement action. Santarus shall have the right to retain [***] of any settlement amounts or costs or damages awarded by a court with respect to such enforcement actions inside the Territory and shall pay the balance to Norgine. Norgine shall be permitted to use domain names with a country code in the Territory that incorporate a New Trademark as if they are New Trademarks and the terms of Sections 4.4.2(b), 4.4.3(b), 4.4.4(b) and 4.5 shall apply to such use.
ARTICLE 5
MANUFACTURE
     5.1 Manufacture of Licensed Products. Norgine shall have the right and, at its expense shall be responsible to, manufacture or have manufactured all Licensed Products (including all omeprazole used therein) and to maintain adequate levels of stock of product to ensure product availability in accordance with the terms and conditions of this Agreement necessary for Norgine to

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fulfill its obligations with respect to the development and commercialization of Licensed Products in the Field and within the Territory.
ARTICLE 6
EXCLUSIVITY/OTHER RESTRICTIONS/REPORTING
     6.1 Exclusivity. During the Term, neither Norgine nor any of its Affiliates or Sublicensees will directly or indirectly develop, distribute, market, promote, detail, advertise or sell any PPI Pharmaceutical Product in the Territory other than Licensed Products pursuant to this Agreement. During the Term, neither Santarus nor any of its Affiliates will directly or indirectly distribute, market, promote, detail, advertise or sell any PPI Pharmaceutical Product in the Field in the Territory. For purposes of clarity, this Section 6.1 shall not limit Santarus’ rights with regard to OTC Licenses, subject to Sections 2.3 and 6.2.
     6.2 OTC License Restriction.
          6.2.1 During the [***] of the Term (the “OTC Restriction Period”), neither Santarus nor any of its Affiliates will grant an OTC License under the Santarus IP to any Third Party in the Territory which permits such Third Party to import into the Territory, have imported into the Territory, sell, offer for sale or have sold Licensed Products under an OTC License prior to the expiry of the OTC Restriction Period, without the prior written consent of Norgine.
          6.2.2 Section 7.6 of this Agreement shall apply to any OTC License granted by Santarus to any Third Party in the Territory during the [***] following the Effective Date.
          6.2.3 For the avoidance of doubt, there shall be no restrictions on the grant by Santarus of an OTC License to a Third Party in the Territory following the [***] following the Effective Date.
     6.3 Know-How Restrictions and Firewall. Except as may be permitted under an OTC License granted to Norgine pursuant to Section 2.3, Norgine shall not, and shall ensure its Affiliates and Persons acting under its authority do not, use or practice (or authorize the use or practice of) any Santarus Know-How or other Confidential Information of Santarus (including Data regarding the manufacture, formulation, release profile, efficacy or safety, use, sale or promotion of any Licensed Product), for the purposes of manufacturing, developing or commercializing any product (other than Licensed Products for applications in the Field in the Territory in accordance with this Agreement). Norgine shall limit disclosure of Santarus Know-How or other Confidential Information of Santarus to its and its Affiliates’ and Sublicensees’ employees, consultants and other agents who need to access such Santarus Know-How or other Confidential Information of Santarus for the development, manufacture or commercialization of Licensed Products in the Territory in accordance with this Agreement and who are bound by obligations of confidentiality and non-use no less burdensome than those set forth in this Agreement.
     6.4 Missouri Agreement. Santarus shall have the obligation to pay all amounts owed to the UMissouri under the Missouri Agreement, and in accordance with the terms set forth therein,

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with respect to sales of Licensed Products by Norgine (and any of its Affiliates and Sublicensees) pursuant to the terms and conditions of this Agreement. Santarus shall use Commercially Reasonable Efforts to maintain the Missouri Agreement in full force and effect and to comply with and perform its material obligations under the Missouri Agreement. It is understood and agreed that the sublicense to Norgine under the Missouri IP set out in Section 2.1.1(b) of this Agreement is subject to the terms and conditions of the Missouri Agreement applicable to such a sublicense, and that such obligations are incorporated by reference herein. Santarus shall not agree without the prior written consent of Norgine to any amendment or modification of the Missouri Agreement that negatively impacts the exclusive rights of Norgine in the Territory under this Agreement. Santarus shall promptly notify Norgine of any written notice of default or notice of termination which Santarus receives from the UMissouri in relation to the Missouri Agreement, which would negatively impact the exclusive rights of Norgine in the Territory. In the event of termination (but not earlier expiration) of the Missouri Agreement during the Term of this Agreement, (a) Norgine’s sublicense under the Missouri IP shall be assigned by Santarus to the UMissouri with respect to Licensed Products for applications in the Field in the Territory, and this Agreement will be assigned in part to the UMissouri to effect such assignment of the sublicense, (b) this Agreement (including all payment obligations of Norgine hereunder) shall otherwise be retained by Santarus with respect to all matters other than the sublicense of rights under the Missouri Agreement, and (c) Norgine shall thereafter be responsible for making all payments that would have been owed by Santarus to UMissouri pursuant to the Missouri Agreement (if the Missouri Agreement had not been terminated) in respect of Norgine’s, its Affiliates’ and their Sublicensees’ sales of Licensed Products for applications in the Field in the Territory after the date of such assignment. In such event, Norgine may offset against any payments subsequently due to be paid by Norgine to Santarus under this Agreement any amounts paid by it directly to UMissouri with respect to Licensed Products and their development and commercialization after the date of such assignment.
     6.5 Reporting. Without limiting any other provision herein, Norgine agrees to provide Santarus during the Term with quarterly reports within thirty (30) days following the end of the applicable Calendar Quarter summarizing the activities taken during such Calendar Quarter and Norgine’s plans for activities during the upcoming year with respect to Norgine’s obligations to develop (including plans for and results of non-clinical and clinical studies regarding Licensed Products), manufacture (including establishment of Third Party contractors) and commercialize the Licensed Products (including sales forecasts, budgets and marketing plans for the forthcoming year) and interactions with Regulatory Authorities in the Territory with respect to the Licensed Products (including status of MAA filings and receipt of Market Authorizations in each country within the Territory). On a semi-annual basis (in January and July of each year, or on such other dates as may be mutually agreed by the Parties), the Parties shall meet (telephonically or in person) to discuss Norgine’s then current and anticipated development, manufacturing, launch, commercialization and regulatory activities conducted by or under authority of Norgine in or for the Territory and details of the countries in which Norgine does not currently intend to launch Licensed Products.
ARTICLE 7
PAYMENTS; ROYALTIES; REPORTS
     7.1 Up-Front Payment. Within three (3) days after the Effective Date, Norgine shall pay Santarus an up-front license fee of Two Million Five Hundred Thousand U.S. Dollars (US$2,500,000), which amount shall be non-refundable and non-creditable against other amounts due to Santarus hereunder.

     7.2 Milestone Payments. In partial consideration for the licenses and rights granted to Norgine hereunder, Norgine shall pay Santarus the following amounts (each, a “Milestone Payment”) within [***] days following the first achievement by Norgine, its Affiliates and/or Sublicensee(s), as the case may be, of each of the following milestones (“Milestones”), and Norgine shall promptly notify Santarus of the achievement of each Milestone:
          (a) [***] (the “First Milestone Payment”).
          (b) [***] (the “Second Milestone Payment”).
     7.3 Deduction of Out-Of-Pocket Costs from Milestone Payments. To support Norgine’s clinical, regulatory and reimbursement efforts for Licensed Products in the Territory and help defray such costs of Norgine, Santarus agrees to the following deductions: (a) from the First Milestone Payment, [***] of the actual out-of-pocket costs incurred through the date of achievement of the Milestone event described in Section 7.2(a) up to [***], which costs are directly related to Norgine’s clinical, regulatory and reimbursement efforts to gain market access in any Major Country for the initial Licensed Product; and (b) from the Second Milestone Payment, [***] of any additional out-of-pocket costs incurred subsequent to the event described in Section 7.2(a) and through the date of achievement of the Milestone event described in Section 7.2(b) up to [***], which costs are directly related to Norgine’s clinical, regulatory and reimbursement efforts to gain market access in any Major Country for the initial Licensed Product. For clarity, the deduction of out-of-pocket costs under this Section 7.3 shall not exceed [***] in the aggregate, and Norgine shall be solely responsible for any additional out-of-pocket costs incurred above such amount. Upon the request of Santarus, Norgine shall provide Santarus with reasonably detailed documentary evidence which reflects the amounts expended and the nature of such expenditures incurred by Norgine and claimed as deductions pursuant to this Section 7.3. Santarus shall have no obligation to compensate Norgine for any of its costs, other than the specific deductions described above in this Section 7.3 and only in the event of achievement of the applicable Milestone event.
     7.4 Sublicensee Fees. In the event that Norgine receives any upfront payment, milestone payment or any other consideration (other than royalties on Net Sales by Sublicensees which are payable by Norgine pursuant to Section 7.5) from a Third Party in connection with a sublicense under this Agreement for Licensed Products in the Field and in the Territory, Norgine shall pay [***] of any such consideration to Santarus within [***] days of such consideration becoming due and payable to Norgine, regardless of when such consideration is actually received by Norgine.
     7.5 Royalties on Net Sales. In partial consideration for the rights and licenses granted to Norgine under this Agreement, Norgine shall pay to Santarus tiered royalties on Net Sales of Licensed Products in the Territory during the Royalty Term at the applicable rates set forth in Section 7.5.1, subject to adjustment as set forth in Section 7.5.2 and Section 7.5.3. Royalties with respect to Net Sales made in each Calendar Quarter shall be paid within [***] days following the applicable Calendar Quarter end.

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          7.5.1 Royalty Rates. It is understood and agreed that applicable royalty rates on Net Sales of Licensed Products under this Agreement shall be determined based on the Net Sales of Licensed Products under this Agreement during the applicable calendar year, as follows:

Net Sales of Licensed Products (in U.S. Dollars) During Applicable Calendar Year	Royalty Rate

Portion of annual Net Sales up to and including $[***] Million Dollars	[***]%

Portion of annual Net Sales over $[***] and up to and including $[***] Million Dollars	[***]%

Portion of annual Net Sales over $[***] and up to and including $[***] Million Dollars	[***]%

Portion of annual Net Sales over $[***] Million Dollars	[***]%
          7.5.2 Royalty Term. Norgine’s obligation to pay royalties under this Agreement shall continue with respect to sales of Licensed Product in a particular country within the Territory until the date which is the later of: (i) fifteen (15) years from the first commercial sale of a Licensed Product in such country in the Territory, or (ii) expiration of the last Valid Claim in such country that would be infringed by the sale of such Licensed Product (the “Initial Royalty Term”). Prior to the expiration of the Initial Royalty Term, Norgine, at its sole option, may elect by notice to writing to Santarus to either: (i) extend Norgine’s rights and obligations under this Agreement for an additional, mutually agreed upon period, including Norgine’s obligations to pay the royalties on Net Sales as set forth in this Section 7.5, (ii) terminate this Agreement with immediate effect, and Section 13.6 shall apply, or (iii) request, and Santarus may in its reasonable discretion agree, to negotiate in good faith with respect to the reduction of the royalty rates set forth in Section 7.5.1, or the elimination of royalties payable to Santarus, in exchange for consideration from Norgine to be determined in connection with such good faith negotiations, provided that in such event Norgine shall continue to be responsible for the payment of any royalties owed to UMissouri pursuant to the Missouri Agreement. The Initial Royalty Term and any extension of the Initial Royalty Term are referred to herein as the “Royalty Term”.
          7.5.3 Reduction in Royalties. In the event that Santarus’ obligation to pay royalties to UMissouri on account of Net Sales of Licensed Products in the Territory is reduced in accordance with the terms of the Missouri Agreement (as in effect as of the Effective Date) below the levels set forth in Section 4.5.1 of the Missouri Agreement (as in effect as of the Effective Date), then the royalty rates set forth in Section 7.5.1 above shall be reduced by an amount equal to [***] of the difference between [***] and the reduced royalty rate due under the Missouri Agreement. By way of example only, in the event that the royalty rate to be paid under the Missouri Agreement with respect to Net Sales of Licensed Products in the Territory is reduced to [***], the royalty rate payable by Norgine to Santarus under Section 7.5.1 above on account of such annual Net Sales under [***] shall be reduced to [***]. For clarity, this Section 7.5.3 is not intended to apply to any

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circumstance where Santarus compensates UMissouri in exchange for a reduced royalty rate or otherwise renegotiates the terms of the Missouri Agreement.
     7.6 OTC License Revenue. In the event that Santarus enters into an OTC License with any Third Party at any time during the [***] following the Effective Date, Santarus shall pay to Norgine [***] of all royalties and milestone payments (excluding any upfront payments due to Santarus thereunder) (after deducting in each case all payments due pursuant to the Missouri Agreement which are payable to Santarus pursuant to such OTC License within [***] days of the date when such payment was due to be received by Santarus.
     7.7 Withholding. It is the understanding of the Parties that, at the Effective Date, Norgine will not be required by Applicable Law to withhold taxes from milestone or royalty payments due to Santarus under Sections 7.2 and 7.5 and Santarus will not be required by Applicable Law to withhold taxes from payments due to Norgine under Section 7.6. If, during the term of this Agreement a Party or its permitted assignee or successor in title changes its country of incorporation or domicile such that following such change in country of incorporation or domicile Norgine is required by Applicable Law to withhold taxes from milestone or royalty payments due to Santarus under Sections 7.2 and 7.5 or Santarus is required by Applicable Law to withhold taxes from payments due to Norgine under Section 7.6 the Parties shall meet to discuss and agree what reasonable steps the Parties may take to mitigate the impact of withholding taxes on both Parties. In the event that a Party is required under Applicable Law to withhold taxes from any milestone, royalty or other payment payable to the other Party under this Agreement as a result of a change of country of incorporation or domicile of the payee, its permitted assignee or successor in title the payor shall make such payments net of the taxes it is required to withhold by Applicable Law (but doing everything it can under Applicable Law to assist the other Party, its permitted assignee or successor in title to recover such taxes or obtain tax credits therefor in its then country of incorporation or domicile as agreed pursuant to the foregoing discussions). In the event that the payor is required under Applicable Law to withhold taxes from any milestone or royalty payment payable to the other Party under this Agreement as a result of a change of country of incorporation or domicile of the payor, its permitted assignee or successor in title the amount due from the payor to the payee shall be increased to an amount which (after making any required withholding in respect of tax) leaves an amount equal to the payment which the payee would have received if no such deduction or withholding had been required (and the payee shall do such things reasonably required for the payor to reduce the amount it must withhold on such a payment as agreed pursuant to the foregoing discussions).
     7.8 Method of Payments. All amounts payable to Santarus under this Agreement shall be paid by wire transfer to a bank account it designates. All amounts payable to Norgine under this Agreement shall be paid by wire transfer to a bank account it designates. All payments hereunder shall be made in the legal currency of the United States of America, and all references to “$” or “Dollars” shall refer to United States dollars. When Licensed Products are sold for monies other than Dollars, the royalties will first be determined in the foreign currency of the country in which such Licensed Products were sold and then converted into equivalent Dollars. The exchange rate will be that rate quoted by The Wall Street Journal on the last Business Day of the reporting period.

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Except as otherwise set forth in this Agreement, including Section 7.5 with respect to royalty payments, all payments due to a Party hereunder shall be due and payable within thirty (30) days of an invoice from the other Party. All payments under this Agreement shall bear interest from the date due until paid at a rate equal to [***] per month, or, if less, the maximum rate permitted by Applicable Law. The payment of such interest shall not limit either Party from exercising any other rights it may have as a consequence of the lateness of any payment or breach of this Agreement by the other Party.
     7.9 Royalty Reports. Norgine shall, within [***] days following each Calendar Quarter, make quarterly written reports to Santarus stating in each report, separately for Norgine and each of its Affiliates and Sublicensees, and by country: (a) the number, description and aggregate gross amounts invoiced and Net Sales of each Licensed Product sold in the Territory during the immediately preceding Calendar Quarter, including reasonably detailed descriptions of all itemized deductions from gross amounts invoiced; (b) the number of Licensed Products sold or distributed on a product-by-product basis; (c) the calculated amount of royalties due Santarus on account of such Net Sales; (d) the basis for calculation of royalties due to Santarus, including applicable deductions or adjustments; (e) the exchange rates used in making such calculations; and (f) the date of first commercial sale of each Licensed Product. If no royalties are due for a particular Calendar Quarter, Norgine shall so report to Santarus. These reports shall be prepared on a country-by-country basis in accordance with IFRS accounting principles, consistently applied. Each Calendar Quarter Norgine shall also produce a consolidated figure of Net Sales made in the entire Territory in that Calendar Quarter, which figure shall be provided in accordance with GAAP. Norgine shall also make monthly interim written reports to Santarus stating in each such report the aggregate Net Sales of Licensed Products sold in each country in the Territory during the immediately preceding month. This monthly report shall also state the aggregate Net Sales of Licensed Product in the Territory in the relevant month in Euro plus the equivalent value of Net Sales in US dollars, with the relevant exchange rate being the average monthly exchange rate for the month in question as quoted by The Wall Street Journal on the last Business Day of the month in question, adjusted at an aggregate level to Net Sales in accordance with GAAP. Norgine’s reports under this Section 7.9 shall be transmitted to Santarus by email (to [***] and [***], or to such other e-mail address(es) as Santarus may from time to time designate in writing). Monthly interim reports shall be sent within seven (7) Business Days after the end of each calendar month.
     7.10 Audits. Norgine shall keep, and cause its Affiliates and any Sublicensees to keep, complete and accurate records in sufficient detail to enable a calculation of royalties due to Santarus on account of Net Sales of Licensed Products in the Territory, determined in accordance with IFRS, consistently applied (including calculation of gross amounts invoiced for each Licensed Product, Net Sales of each Licensed Product, all itemized deductions from gross amounts invoiced taken to calculate Net Sales, and amounts payable hereunder to Santarus for each Licensed Product) and adjusted at an aggregate level to Net Sales in accordance with GAAP. Upon the written request of Santarus, Norgine shall permit a certified public accounting firm reasonably acceptable to the Parties to inspect during regular business hours on Business Days and no more than [***] a calendar year and going back no more than [***] years after receipt of the respective royalty report, all or any part of the records and books necessary to verify such report. The accounting firm shall enter into

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appropriate confidentiality obligations with Norgine to treat all information it receives during its inspection in confidence. The accounting firm shall disclose to the Parties only the extent to which such reports are correct and details concerning any discrepancies, and no other information shall be disclosed to Santarus. The records and results of such audits shall be deemed Confidential Information of Norgine. If the review reflects an underpayment to Santarus, such underpayment shall be promptly remitted to Santarus, together with interest calculated in the manner provided in Section 7.8. If the review reflects an overpayment to Santarus, such overpayment shall be credited against the next payment due Santarus. If the review reveals an underpayment of more than [***] of the amounts due for any period of [***] consecutive Calendar Quarters, Norgine shall reimburse Santarus for the costs of such audit.
ARTICLE 8
INTELLECTUAL PROPERTY RIGHTS
     8.1 Inventions.
          8.1.1 General. With respect to Know-How and Patents arising as a result of each Party’s performance under this Agreement, (a) title to all Know-How and any other intellectual property developed, conceived or reduced to practice solely by Norgine or its Affiliates, employees, agents or subcontractors hereunder (each a “Norgine Invention”) shall, as between the Parties, be solely owned by Norgine, (b) title to all Know-How and any other intellectual property developed, conceived or reduced to practice solely by Santarus or its Affiliates, employees, subcontractors or agents hereunder (each a “Santarus Invention”) shall, as between the Parties, be solely owned by Santarus, and (c) title to all Know-How and any other intellectual property made jointly by Norgine, or its Affiliates, employees, agents or subcontractors and Santarus, or its Affiliates, employees, subcontractors or agents (each a “Joint Invention”) shall, as between the Parties, be jointly owned. Inventorship for the purposes of this Section shall be determined in accordance with, and taking into account, the laws of inventorship in the country in which such Know-How or other intellectual property is developed, conceived or reduced to practice. Each Party retains an undivided one-half interest in and to Joint Inventions (including Patents and Know-How therein).
     8.2 Patent Prosecution.
          8.2.1 Other Santarus Patents. As between the Parties, Santarus shall have the sole right, to control the Prosecution and Maintenance of the Other Santarus Patents using counsel of its choice and Norgine agrees to reimburse Santarus for Santarus’ reasonable out-of-pocket expenses (including amounts reimbursed therefor to any other licensor of Santarus Patents) in connection with such activities with respect to the Territory as they are incurred. Santarus shall use reasonable efforts to prosecute patent applications forming part of Other Santarus Patents to grant with Valid Claims in the Territory as reasonably directed by Norgine. Santarus shall keep Norgine reasonably informed of all filings made for Santarus Patents in the Territory. Santarus shall give Norgine the opportunity to advise and comment upon the prosecution of patent application claims that are subject to Norgine’s license rights under this Agreement in the Territory. Santarus shall, in good faith, consider such advice and comments of Norgine and incorporate them to the extent

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reasonably acceptable to Santarus. Upon the request of Norgine, the Parties shall discuss in good faith the filing at Norgine’s expense of any further Patents claiming priority or filing rights from the Other Santarus Patents beyond those Santarus may elect to file, provided that such future Patents contain claims that are subject to Norgine’s license rights under this Agreement. In the event that Santarus declines to file or, having filed, declines to further Prosecute and Maintain any Other Santarus Patent in any country of the Territory, Santarus shall provide Norgine with written notice thereof. In the case where Santarus has filed but is declining to further Prosecute or Maintain such Other Santarus Patent, Santarus shall use reasonable effort to provide such notice at least thirty (30) days prior to the expiration of any official substantive deadline relating to such activities. In any of such circumstances Norgine shall have the right to decide that Norgine should file, continue to file or Prosecute and Maintain such Other Santarus Patent and in such case Norgine shall give written notice to Santarus and Santarus will Prosecute or Maintain such Other Santarus Patent as reasonably directed by Norgine.
          8.2.2 Missouri Patents. Santarus shall use Commercially Reasonable Efforts to exercise its rights under the Missouri Agreement concerning the prosecution and maintenance of the Missouri Patents in the Territory. Santarus shall keep Norgine reasonably informed of all filings made for Missouri Patents and shall share with Norgine material filings and patent office correspondence received by Santarus relating to the prosecution and maintenance of the Missouri Patents in the Territory. This information shall be the Confidential Information of Santarus. Santarus shall communicate to UMissouri’s patent counsel all reasonable requests of Norgine concerning submission of documents to government patent offices it receives from Norgine. Norgine agrees to reimburse Santarus for Santarus’ reasonable out-of-pocket expenses including amounts reimbursed therefor to UMissouri in connection with the Prosecution and Maintenance of Missouri Patents with respect to the Territory as they are incurred.
          8.2.3 Joint Patents. Should there be any patentable Joint Inventions the Parties will discuss which Party will be responsible for the Prosecution and Maintenance of Patents claiming Joint Inventions on a case by case basis.
          8.2.4 Prosecute and Maintain. For purposes of this Section 8.2, “Prosecution and Maintenance” shall mean, with respect to a Patent, the preparing, filing, prosecuting, nationalizing, registering and maintaining such Patent, as well as reexaminations, reissues, confirmations, renewals, requests for Patent term extensions, supplemental protection certificates and the like with respect to such Patent, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to the particular Patent; and “Prosecute and Maintain” shall have the correlative meaning.
     8.3 Third Party Patent Issues
          8.3.1 Defense of Third Party Infringement Claims. If any Licensed Product developed, manufactured or commercialized by or under authority of Norgine or its Affiliates or Sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent relating to the development, manufacture or commercialization of such Licensed Product for applications in the Field in the Territory, the Party first having notice of the claim or assertion shall promptly notify the other Party in writing, and, without limiting Norgine’s indemnification obligations under Section 10.2, the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. Unless the Parties otherwise agree in writing, each Party shall have the right to defend itself against a suit that names it as a defendant (the “Defending Party”). Neither Party shall enter into any settlement of any claim described in this Section 8.3 that adversely affects the other Party’s rights or interests without such other Party’s written consent, which consent shall not be unreasonably conditioned, withheld or delayed. In any event, the other Party shall reasonably assist the Defending Party and cooperate in any such litigation at the Defending Party’s request and expense.
          8.3.2 Relevant Third Party Patents. In the event that Norgine is required by law or by written agreement of the Parties to enter into a license with the Third Party and to pay license fees to a Third Party in respect of Relevant Third Party Patent rights in any country, then Norgine will be entitled to deduct from the future royalties payable to Santarus a proportion of any royalties due to such Third Party for a license under such Relevant Third Party Patent as set forth below. For the purposes of Section 8.3, a “Relevant Third Party Patent” shall mean a Patent Controlled by a Third Party which contains a claim that covers (as determined by a final, unappealable determination by a court of law) or arguably covers (as mutually agreed by the Parties) a Licensed Product (as defined in parts (a) and (b) of Section 1.16), the formulation of such a Licensed Product (as defined in parts (a) and (b) of Section 1.16), a method or process for the manufacture of such a Licensed Product (as defined in parts (a) and (b) of Section 1.16) or a method of use or administration of such a Licensed Product (as defined in parts (a) and (b) of Section 1.16) in the country of development, manufacture, use or sale of the Licensed Product as the case may be. Norgine shall bring to the attention of Santarus any Patent which it believes is a Relevant Third Party Patent. The Parties agree to meet, within [***] days after such notification, along with their patent counsel under the appropriate confidentiality obligations, including if necessary the execution of a joint defense agreement to discuss in good faith the basis of the determination that such Patent is a Relevant Third Party Patent. During such meeting the Parties agree to discuss such facts, findings, conclusions, opinions and other information as the Parties deem relevant. At the end of such discussions,
(i)	if the Parties, acting reasonably, agree such Patent is a Relevant Third Party Patent, and Santarus agrees to a maximum royalty rate that may be paid to the owner of the Relevant Third Party Patent under a license agreement for such Relevant Third Party Patent, then Norgine will be entitled to deduct from the future royalties payable to Santarus [***] of any royalties paid to such Third Party for a license under such Relevant Third Party Patent provided that such royalties due do not exceed the maximum royalty rate agreed to by Santarus and Norgine;

(ii)	if the Parties, acting reasonably, agree such Patent is a Relevant Third Party Patent, but, acting reasonably, are unable to reach agreement on a maximum royalty rate that may be paid to the owner of the Relevant Third Party Patent under a license agreement for such Relevant Third Party Patent, then Norgine will be entitled to deduct from the future royalties

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payable to Santarus [***] of any royalties paid to such Third Party for a license under such Relevant Third Party Patent, provided, however, that the amount of such deduction in any accounting period shall not exceed [***] of royalties otherwise due under this Agreement; or

(iii)	if the Parties, acting reasonably, are unable to reach agreement on whether such Patent is a Third Party Patent, the matter shall be handled in accordance with the dispute resolution procedures set forth in Article 14 (provided that to the extent that the Parties are unable to resolve such dispute informally in accordance with Section 14.1 and have determined to pursue further action in accordance with Section 14.2, the Parties shall take all reasonable steps to maintain confidentiality and joint defense/privilege to the fullest extent permitted by law and the determination concerning whether a particular Patent is a Relevant Third Party Patent shall be governed by the laws of the country in which such Patent is granted). In the event there is a dispute resolution under this Section 8.3.2(iii) to reach an agreement on whether a Patent is a Relevant Third Party Patent, each Party shall bear its own costs, and if such Patent is determined to be a Relevant Third Party Patent pursuant to Article 14, Section 8.3.2(ii) will apply.
Notwithstanding the foregoing, in no event shall the royalties payable by Norgine to Santarus under this Agreement on account of Net Sales in the Territory be less than the royalties payable by Santarus pursuant to the Missouri Agreement on account of Net Sales in the Territory.
     8.4 Enforcement of Santarus Patents.
          8.4.1 Missouri Patents. It is understood and agreed that, with respect to the Missouri Patents, the provisions set forth in this Section 8.4 shall apply only to the extent consistent with Santarus’ rights under the Missouri Agreement.
          8.4.2 General Enforcement. Each Party shall promptly notify the other Party in writing of any actual or suspected infringement of any claim in a Santarus Patent in the Field in the Territory, which claim is subject to Norgine’s license rights hereunder (including via unauthorized importation into the Territory for sale in the Territory) or is subject to a declaratory judgment action alleging non-infringement or unenforceability. Such notice shall specify in reasonable detail the nature of such actual or suspected infringement or judicial action. Norgine shall not give notice (written or other) of infringement of any of the Santarus Patents to any Third Party without Santarus’ prior written consent; provided, however, that Norgine may give such notice to a Third Party, without Santarus’ consent but upon [***] days’ prior written notice to Santarus, if (a) Santarus has declined to take steps to abate such infringement in the Field in the Territory and Norgine has the right to enforce the Santarus Patents against such Third Party infringer as set forth in this Section 8.4.2; or (b) disclosure is required by securities or other Applicable Laws to which Norgine is subject; or (c) disclosure is made confidentially (as allowed under Applicable Laws) in the course of a financial audit. Unless the Parties otherwise mutually agree in writing, Santarus shall have the

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initial right, using counsel of its choice, to enforce the Santarus Patents in the Field in the Territory or defend any declaratory action with respect thereto in the Territory (an “Enforcement Action”), at its expense, and Norgine shall give all reasonable assistance (excluding financial assistance) as requested by Santarus to Santarus in such Enforcement Action, at Santarus’ expense. However, if (i) Santarus elects in writing not to bring or defend an Enforcement Action with respect to any Licensed Product in the Territory for use in the Field for which Norgine has license rights under this Agreement or (ii) within [***] days following a written request by Norgine to do so and confirmation of facts reasonably supporting existence of such actual or suspected infringement with respect to Licensed Products in the Territory for use in the Field for which Norgine has license rights under this Agreement, Santarus fails to bring or defend an Enforcement Action or take other commercially reasonable action to protect the Santarus Patents from such infringement, or to abate such infringement (which may in Santarus’ discretion include, without limitation, negotiations for a license (not in conflict with the licenses granted Norgine herein) from Santarus), then Norgine shall have the right, at its sole discretion, to institute an Enforcement Action in the Field in the Territory in its own name using counsel of its choice, at its own expense, and with the right to control the course of such Enforcement Action (and Santarus shall provide all reasonable assistance, other than financial, to Norgine for such Enforcement Action, at Norgine’s expense, including joining such Enforcement Action if necessary to maintain the Enforcement Action, and Santarus shall have the right to join and participate in the Enforcement Action if such joinder is not requested by Norgine or otherwise required at its own cost and expense).
          8.4.3 Recoveries. Any recovery received as a result of any Enforcement Action to enforce a Santarus Patent pursuant to this Section 8.4 shall be used first to reimburse the Parties for the costs and expenses (including attorneys’ and professional fees and amounts paid or payable to the UMissouri) incurred in connection with such Enforcement Action (and not previously reimbursed), first to the first Party bringing or defending the Enforcement Action. Of any remaining amounts, the amount (if any) which is required to be paid to UMissouri under the terms of the Missouri Agreement, shall then be paid to UMissouri, and any amounts remaining thereafter shall: (i) if such Enforcement Action was brought with respect to infringing activities in a country in the Territory where Norgine, its Affiliates or Sublicensees had not commenced commercial sales of a Licensed Product in such country at the time of the notice pursuant to the first sentence of Section 8.4.2, be shared [***] to Santarus and [***] to Norgine, and (ii) if such Enforcement Action was brought with respect to infringing activities in a country in the Territory where Norgine, its Affiliates or Sublicensees had commenced commercial sales of a Licensed Product in such country at the time of the notice pursuant to the first sentence of Section 8.4.2, be treated as Net Sales and Santarus shall be entitled to receive a royalty thereon pursuant to Section 7.5.
          8.4.4 Limits on Disposition. In no case may Norgine enter into any settlement or consent judgment or other voluntary final disposition that: (a) extends, or purports to exercise, Norgine’s rights under the Santarus IP beyond the rights expressly granted pursuant to this Agreement, (b) makes any admission regarding wrongdoing by Norgine, its Affiliates or Sublicensees by Santarus or UMissouri or any other licensor of Santarus Patents, or the invalidity, unenforceability or absence of infringement of any Santarus Patents; (c) subjects Santarus, its Affiliates, licensors or licensees to an injunction or other equitable relief; or (d) obligates Santarus

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its Affiliates, licensors or licensees to make a monetary payment; in all cases without the prior written consent of Santarus. Similarly, in no case may Santarus enter into any settlement or consent judgment or other voluntary final disposition that: (i) limits Norgine’s rights under the Santarus IP or under this Agreement other than as expressly stated herein; (ii) makes any admission regarding wrongdoing on the part of Norgine, an Affiliate or Sublicensee, or the invalidity, unenforceability or absence of infringement of any Norgine IP; (iii) subjects Norgine to an injunction or other equitable relief; (iv) obligates Norgine to make a monetary payment; or (v) extends, or purports to exercise, Santarus’ rights under the Norgine IP beyond the rights expressly granted pursuant to this Agreement; in all cases without the prior written consent of Norgine.
ARTICLE 9
REPRESENTATIONS AND WARRANTIES
     9.1 Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party that, as of the Effective Date:
          9.1.1 Good Standing. Such Party is duly organized, validly existing and in good standing under the applicable law of the state or country of its incorporation, is duly qualified to transact the business in which it is engaged in each jurisdiction where failure to be so qualified would have a material adverse effect upon its business as currently conducted, and has full corporate power and authority to enter into this Agreement and to carry out the provisions of this Agreement.
          9.1.2 Power and Authority. Such Party has the requisite power and authority and the legal right to enter into this Agreement, and to perform its obligations hereunder, and has taken all necessary corporate action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. All Persons who have executed this Agreement on behalf of such Party, or who will execute on behalf of such Party any agreement or instrument contemplated hereby, have been duly authorized to do so by all necessary corporate action.
          9.1.3 Binding Obligation. This Agreement has been duly executed and delivered on its behalf and (assuming the due execution and delivery hereof by the other Party) each such agreement is a legal and valid obligation binding upon it and is enforceable, in accordance with its terms, to the extent provided under Applicable Law.
          9.1.4 No Conflicts. The execution and the delivery of this Agreement by such Party and the consummation of the transactions contemplated hereby will not, to the best of such Party’s knowledge, materially conflict with or result in a material breach of any of the terms, conditions or provisions of, or constitute an express event of default under, any material instrument, agreement, mortgage, judgment, order, award, or decree to which such Party is a party or by which it is bound.
          9.1.5 Compliance with Applicable Law. Such Party and its Affiliates are, and will ensure that they remain throughout the Term, in compliance in all material respects with all requirements of Applicable Laws. Norgine shall also ensure that any Sublicensees remain throughout the Term in compliance in all material respects with all requirements of Applicable Laws.
     9.2 Representations and Warranties of Santarus. Santarus hereby represents and warrants to Norgine that, as of the Effective Date:

          9.2.1 Right, Title and Interest. Except as provided in the Missouri Agreement or as otherwise described on Exhibit 1.37, Santarus is the sole and exclusive owner or exclusive licensee of the rights under each of the Santarus Patents granted to Norgine pursuant to Section 2.1.1, and to Santarus’ knowledge, all maintenance fees and annual payments due for the Santarus Patents have been paid. Santarus is the sole owner of the Santarus Marks set forth in Exhibit 1.36 and to Santarus’ knowledge all maintenance fees due for the Santarus Marks have been paid. Santarus is the owner of or licensee under the Santarus Know How to which Norgine has been granted rights pursuant to Section 2.1.1 or otherwise has the right to provide the Santarus Know How the subject of such license to Norgine.
          9.2.2 Exhibits are Complete. Exhibit 1.36 is a complete and accurate listing of all Patents in the Territory in the Field existing as of the Effective Date covering the Licensed Products Controlled by Santarus. Exhibit 1.37 is a complete and accurate listing of all Santarus Marks in the Territory in the Field existing as of the Effective Date Controlled by Santarus.
          9.2.3 No Charges. Except as set forth on Exhibit 1.36 and Exhibit 1.37, there are no liens or security interests granted by Santarus in favor of a third party to any Other Santarus Patent or Santarus Marks at the Effective Date.
          9.2.4 No Third Party Claims. Santarus has not received any written claim or demand from any Third Party alleging any infringement, violation or misappropriation of such Third Party’s intellectual property rights has occurred as a result of Santarus’ activities in the Territory, nor is Santarus aware of any material actual, alleged or threatened infringement, violation or misappropriation by a Third Party of any of the Santarus IP in the Territory. There are no existing or, to Santarus’ knowledge, threatened litigation actions, suits, claims, proceedings or governmental investigations in the Territory involving Licensed Products or Santarus Patents by or against Santarus or any of its Affiliates.
          9.2.5 Patent Proceedings. To Santarus’ knowledge, none of the Santarus Patents listed on Exhibit 1.37 is subject to any pending re-examination, opposition, interference or other invalidity proceeding in the Territory.
          9.2.6 Infringement by Third Parties. To Santarus’ knowledge, there are no current infringements of Santarus Patents or Santarus Marks by any Person in the Territory.
          9.2.7 Completeness of Data. Santarus has made available to Norgine at Santarus’ San Diego, California offices, all material regulatory correspondence and clinical study results in its Control for the Currently Approved U.S. Products.
          9.2.8 Missouri Agreement. To Santarus’ knowledge UMissouri is in material compliance with the terms of the Missouri Agreement. Santarus has not received written notice of default or termination from UMissouri with respect to the Missouri Agreement
     9.3 No Reliance by Third Parties. The representations and warranties of a Party set forth in this Agreement are intended for the sole and exclusive benefit of the other Party hereto, and may not be relied upon by any Third Party.
     9.4 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 9, SANTARUS AND NORGINE EXPRESSLY DISCLAIM ANY

REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING THE SANTARUS IP), INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.
ARTICLE 10
INDEMNIFICATION; INSURANCE AND LIMITATIONS
     10.1 Santarus Indemnification Obligations. Santarus will indemnify, defend and hold harmless Norgine, its Affiliates, and their respective officers, directors, trustees, agents, employees and Sublicensees (collectively, “Norgine Indemnitees”), from and against any and all losses, liabilities, claims, obligations, demands, awards, settlements, penalties, fines, suits, damages, costs (including costs of investigation, defense and enforcement of this Agreement), fees, taxes, and expenses, including reasonable attorneys’ fees, experts’ fees and expenses, incurred or suffered in respect of a claim or action of a Third Party (collectively, “Losses”) that are incurred or suffered by the Norgine Indemnitees or any of them by reason of, arising out of or in connection with:
          (a) any breach of contract or negligence on the part of Santarus in performing Santarus’ obligations under this Agreement, or
          (b) the development, manufacture, storage, handling, physical distribution, import or use of Licensed Products by or under authority of Santarus, its Affiliates its partners or other sublicensees in the Territory, whether such activities relate to the use of Licensed Product inside or outside the Field;
provided, however, except in each case to the extent that such Loss is attributable to any matter for which Norgine is obligated to indemnify a Santarus Indemnitee as provided in Section 10.2.
     10.2 Norgine Indemnification Obligations. Norgine will indemnify, defend and hold harmless Santarus, its Affiliates and licensors (including the UMissouri), and their respective officers, directors, trustees, agents, curators and employees, inventors of, and sponsors of the research that led to, any of the inventions covered by Santarus Patents, and their employees (collectively, “Santarus Indemnitees”), from and against any and all Losses incurred or suffered by the Santarus Indemnitees or any of them, by reason of, arising out of or in connection with:
          (a) any breach of contract or negligence on the part of Norgine in performing Norgine’s obligations or permitted activities under this Agreement; or
          (b) the development, manufacture, storage, handling, distribution, marketing, advertisement, promotion, import, use or sale of Licensed Products by or under authority of Norgine, its Affiliates or Sublicensees;
provided, however, (i) except in each case to the extent that such Loss is attributable to any matter for which Santarus is obligated to indemnify a Norgine Indemnitee as provided in Section 10.1 and (ii) that any deduction from a payment made by Norgine pursuant to Section 7.5 shall not be a Loss for the purposes of Section 10.2 where the deduction is made in circumstances where the Parties have agreed pursuant to Section 8.3.2 or it has otherwise been settled pursuant to Section 8.3.2 that the Parties will share the royalties paid by Norgine to a Third Party with respect to a Relevant Third Party Patent.
     10.3 Indemnity Procedures. A Person entitled to indemnification pursuant to either Section 10.1 or Section 10.2 will hereinafter be referred to as an “Indemnitee.” A Party obligated to indemnify an Indemnitee hereunder will hereinafter be referred to as an “Indemnitor.” In the event an Indemnitee is seeking indemnification under either Section 10.1 or Section 10.2, the Indemnitee will inform the Indemnitor of a claim as soon as reasonably practicable after it receives notice of the claim, it being understood and agreed that the failure by an Indemnitee to give notice of a claim as provided in this Section 10.3 will not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that such Indemnitor is actually prejudiced as a result of such failure to give notice. The Indemnitee will permit the Indemnitor to assume direction and control of the defense of the claim (including, subject to this Section 10.3, the right to settle the claim solely for monetary consideration to be paid by the Indemnitor), and, at the Indemnitor’s expense, will co-operate as reasonably requested in the defense of the claim. The Indemnitee will have the right to retain its own counsel at its own expense; provided that, if the Indemnitor assumes control of such defense and the Indemnitee reasonably concludes, based on advice from counsel, that the Indemnitor and the Indemnitee have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnitor will be responsible for the reasonable fees and expenses of counsel to the Indemnitee solely in connection therewith. The Indemnitor may not settle such action or claim, or otherwise consent to an adverse judgment in such action or claim, in any manner which admits liability or wrongdoing of the Indemnitee, or which would subject the Indemnitee to an injunction, or if such settlement or judgment would materially diminish or limit or otherwise adversely affect the rights, activities or financial interests of the Indemnitee, without the express written consent of the Indemnitee.
     10.4 No Punitive or Exemplary Damages. EXCEPT FOR BREACHES OF THE OBLIGATIONS SET FORTH IN ARTICLE 12, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR (A) ANY LOSS OF PROFITS OR TURNOVER, OR (B) SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY THE OTHER PARTY UNDER THIS AGREEMENT, EXCEPT TO THE EXTENT A PARTY IS REQUIRED TO INDEMNIFY THE OTHER PURSUANT TO THIS ARTICLE 10 WITH RESPECT TO ANY SUCH DAMAGES PAID TO A THIRD PARTY AS PART OF A CLAIM.
     10.5 Insurance.
               10.5.1 Norgine. Norgine shall itself, and shall ensure its Affiliates and Sublicensees, maintain comprehensive general liability insurance, including broad form contractual liability, in an amount of at least [***] and product liability coverage in an amount of at least [***] for bodily injury and property damage during the Term and thereafter for a period of five (5) years. Norgine shall give Santarus at least thirty (30) days prior written notice of any cancellation or termination of such insurance. The minimum level of insurance set forth herein will not be construed to create a limit on Norgine’s or its Affiliates or Sublicensees’ liability with respect to its indemnification obligations hereunder. Norgine will furnish to Santarus a certificate of insurance evidencing such coverage (or evidence reasonably acceptable to Santarus of Norgine’s level of self-insurance) as of the Effective Date and upon reasonable request by Santarus at any time thereafter.

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of insurance evidencing such coverage (or evidence reasonably acceptable to Santarus of Norgine’s level of self-insurance) as of the Effective Date and upon reasonable request by Santarus at any time thereafter.
ARTICLE 11
FORCE MAJEURE
     Any delays in performance by any Party under this Agreement, other than with respect to the payment obligations, shall not be considered a breach of this Agreement if and to the extent caused by Force Majeure. The Party suffering such Force Majeure event shall notify the other Party in writing as soon as practicable of such inability and of the period for which such inability is expected to continue, and any time for performance hereunder shall be extended by the actual time of delay caused by the Force Majeure event; provided that the Party suffering such occurrence uses Commercially Reasonable Efforts to mitigate any damages incurred by the other Party.
ARTICLE 12
CONFIDENTIALITY
     12.1 Confidential Information. Norgine and Santarus each hereby recognize and acknowledge that the other Party’s Confidential Information constitutes valuable and confidential information. Subject to other express provisions of this Agreement, Norgine and Santarus each agree as follows that during the Term, and for a period of five (5) years after the effective date of termination of this Agreement for any reason:
               (a) The Parties will not disclose, directly or indirectly, in any manner whatsoever to any Third Parties any Confidential Information received from the other Party (the “Disclosing Party”) without first obtaining the written consent of the Disclosing Party, and the other Party (“Recipient”) will keep confidential, all of the Disclosing Party’s Confidential Information that is disclosed to Recipient. Recipient agrees to use the same level of care in safeguarding the Disclosing Party’s Confidential Information that Recipient uses with its own confidential information of a similar nature, but in no event less than reasonable care. Recipient will restrict disclosure of the Disclosing Party’s Confidential Information solely to those of its (or its Affiliate’s) employees or representatives having a need to know such Confidential Information in order to exercise a right granted or fulfill an obligation under, this Agreement.
               (b) Both Parties shall ensure that each of their respective employees and representatives who will have access to the Confidential Information of the Disclosing Party are bound by an agreement to maintain such Confidential Information in accordance with the confidentiality obligations set forth in this Article 12.
               (c) Recipient will not use the Disclosing Party’s Confidential Information in any manner whatsoever other than solely in connection with the performance of its obligations, or exercise of its rights, under this Agreement in accordance with the terms and conditions set forth in this Agreement.
               (d) Except as permitted by this Article 12, Norgine and Santarus each agree not to disclose any terms or conditions of this Agreement or the existence of this Agreement to any Third Party without the prior written consent of the other Party, provided that each Party will be entitled to disclose the terms of this Agreement without such consent to its advisors and potential and existing financing sources, acquirors/acquirees (including to the consultants and advisors of the foregoing), and to others (including in the case of Santarus, to UMissouri and, in the case of Norgine, to potential and existing Sublicensees), in each case on a need-to-know basis and on the condition that such Persons agree to keep such Confidential Information in accordance with the obligations set forth in this Article 12. In addition, either Party may disclose the terms of this Agreement to the extent reasonably required by Applicable Law or by applicable rules of any national stock exchange on which the shares of such Party are listed.
               (e) In the event Recipient is requested pursuant to, or required by, Applicable Law to disclose any of the Disclosing Party’s Confidential Information, it will notify the Disclosing Party promptly in writing so that the Disclosing Party may seek a protective order or other appropriate remedy or, in the Disclosing Party’s sole discretion, waive compliance with the confidentiality provisions of this Agreement. At the Disclosing Party’s expense, Recipient will co-operate in all reasonable respects, in connection with any reasonable actions to be taken for the foregoing purpose. Recipient may, without liability, disclose the Confidential Information of the other Party to the extent such disclosure is required under Applicable Law, and Recipient will exercise reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to any of the Disclosing Party’s Confidential Information so disclosed.
               (f) Upon the effective date of the termination of this Agreement for any reason, either Party may request in writing, and the other Party will either: (i) promptly destroy all copies of the requesting Party’s Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (ii) promptly deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party, provided, however, the other Party will be permitted to retain one (1) copy of the requesting Party’s Confidential Information for the sole purpose of determining any continuing obligations hereunder (or in the case of Santarus, fulfill its obligations under the Missouri Agreement). Additionally, except as otherwise expressly provided herein, upon termination of this Agreement for any reason, both Parties will immediately cease all use of the other Party’s Confidential Information including, to the extent reasonably possible, removing all references to such Confidential Information from its internal analyses, memoranda, compilations, studies or other documents. All Confidential Information will continue to be subject to the terms of this Agreement for the period set forth in this Section 12.1.
               (g) Notwithstanding the provisions of this Article 12, the Parties agree that nothing contained in this Article 12 will prevent (i) Norgine from disclosing any Santarus Confidential Information, without obtaining Santarus’ prior consent, to any Affiliate of Norgine or to any Third Party who has a need to know such Confidential Information for the purposes of engaging in the development, manufacture or commercialization of Licensed Products in the Field in the Territory in accordance with this Agreement (including but not limited to Sublicensees); provided that such Affiliate, Third Party or Sublicensee is bound by obligations of confidentiality and non-use no less burdensome than those set forth in this Agreement with respect to the Confidential Information, (ii) Norgine from disclosing any Santarus Confidential Information, without obtaining Santarus’ prior consent, to Regulatory Authorities in the Territory for the purposes of obtaining Marketing Authorizations for Licensed Products in the Field in the Territory, (iii) Santarus from disclosing any Norgine Confidential Information, without obtaining Norgine’s prior consent, to UMissouri, as required under the Missouri Agreement, or to any Affiliate of Santarus or to any Third Party who has a need to know such Confidential Information for the purposes of engaging in the development, manufacture or commercialization of Licensed Products for sale outside of the Territory; provided that such Affiliate or Third Party is bound by obligations of confidentiality and non-use no less burdensome than those set forth in this Agreement with respect to the Confidential Information or (iv) Santarus from disclosing information or data related to Licensed Products in its filings or submissions to Regulatory Authorities in connection with Licensed Products.
               (h) The confidentiality obligations set forth in this Article 12 will supersede that certain Mutual Confidentiality Agreement between Norgine or its Affiliate and Santarus dated August 11, 2005 (“Confidentiality Agreement”), and will govern any and all information disclosed by either Party to the other pursuant thereto.
     12.2 Publicity. Any key announcements or publicity regarding the existence of this Agreement or any terms or subject matter of this Agreement by either Norgine or Santarus will be agreed to by Norgine and Santarus in writing in advance of any such announcement or publicity. The Party preparing any such announcement, publicity or press release will provide the other Party with a draft thereof reasonably in advance of disclosure so as to permit the other Party to review and comment on such announcement, publicity or press release, unless securities or other Applicable Law otherwise requires sooner public disclosure. The foregoing notwithstanding, the Parties have agreed on a press release to announce the execution of this Agreement, together with a corresponding question/answer outline for use in responding to inquiries about this Agreement. Thereafter, Norgine and Santarus may each disclose to Third Parties the information contained in such press release and question/answer outline without the need for further approval by the other Party. Each Party agrees that it will cooperate fully with the other with respect to all disclosures regarding or arising out of the activities under this Agreement as required by the U.S. Securities Exchange Commission (or any foreign equivalent thereof), the rules of any stock exchange on which such Party’s securities may be listed from time to time, and any other governmental authority, including requests for confidential treatment of proprietary information of either Party included in any such disclosure.
     12.3 Trial Data; Publication; Trade Shows and Conferences. To the extent that Norgine conducts any clinical trials permitted under the terms and conditions of this Agreement, Norgine shall not submit for written, electronic or oral publication any document, manuscript, abstract or the like which includes any Data related to Licensed Products, without obtaining Santarus’ prior written consent, not to be unreasonably withheld, conditioned or delayed. The Parties also agree to notify each other in advance and reasonably coordinate in the event that, in the case of Santarus, Santarus plans to present at a trade show or conference in the Territory with regard to Licensed Products, or in the case of Norgine, Norgine plans to present at a trade show or conference outside the Territory with regard to Licensed Products.
ARTICLE 13
TERM AND TERMINATION
     13.1 Term. The term of this Agreement (the “Term”) will commence on the Effective Date and, unless sooner terminated as provided in this Article 13, shall continue in effect for so long as Norgine continues to sell any Licensed Product pursuant to the licenses granted hereunder in any country within the Territory.

     13.2 Termination for Material Breach. Each Party will be entitled to terminate this Agreement in its entirety at any time during the Term by written notice to the other Party in the event that the other Party is in default or breach of any of its material obligations hereunder, and fails to remedy any such default or breach within sixty (60) days or, in the case of a failure to pay amounts due hereunder, within fifteen (15) days (respectively, the “Cure Period”) after written notice thereof by the non-defaulting/non-breaching Party. In addition, and notwithstanding the generality of the foregoing, Santarus will be entitled to, upon written notice to Norgine referencing this Section 13.2, terminate this Agreement in the event of a Diligence Failure as set forth in Section 4.2, which is not cured by Norgine within sixty (60) days of such notice. If such default or breach is not corrected within the applicable Cure Period, the non-defaulting/non-breaching Party will have the right to immediately terminate this Agreement by giving written notice to the Party in default or breach, except that if the allegedly defaulting/breaching Party in good faith disputes either such default or breach or the failure to remedy such default or breach and provides written notice thereof to the non-defaulting/non-breaching Party within the applicable time period, then the matter will be addressed under the dispute resolution provisions in Section 14, and the non-defaulting/non-breaching Party may not terminate this Agreement until it has been determined by lower court decision that the allegedly defaulting/breaching Party was in default or breach of a material obligation, which was not remedied within the applicable Cure Period.
     13.3 Termination for Challenge. Santarus will be entitled to terminate the Agreement in its entirety upon thirty (30) days written notice to Norgine if at any time Norgine, any of its Affiliates or any Sublicensee challenges or directs a Third Party to challenge or knowingly assists a Third Party in challenging in any way the validity or enforceability of any Santarus Patent licensed hereunder or any Santarus Mark licensed hereunder. In such event, the Agreement shall terminate upon expiration of the thirty (30) day notice period (and the cure and good faith dispute provisions set forth above in Section 13.2 shall not apply).
     13.4 Termination Without Cause.
          13.4.1 Mutual. The Parties may terminate this Agreement in its entirety at any time and for any reason during the Term upon their mutual written agreement; or
          13.4.2 By Norgine. Norgine may terminate this Agreement in its entirety at any time and for any reason during the Term upon providing Santarus with not less than twelve (12) months’ prior written notice referencing this Section 13.4.2
     13.5 Bankruptcy. Either Party may terminate this Agreement in its entirety at any time during the Term by giving written notice to the other Party if the other Party files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition will not be dismissed with sixty (60) days after the filing thereof, or if the other Party proposes or is a party to any dissolution or liquidation, or if the other Party makes an assignment for the benefit of creditors. Should the insolvent Party under this Section 13.5 be Santarus and/or should Santarus seek to be or is involuntarily placed under the protection of the “Bankruptcy Code” (i.e., Title 11, U.S. Code), then Norgine hereby requests, under Section 365(n)(4) of the Bankruptcy Code, that, unless and until the trustee in bankruptcy, or Santarus as a debtor in possession, rejects the Agreement, Santarus and/or the trustee in bankruptcy shall perform Santarus’ obligations under the Agreement. As of the commencement of a bankruptcy proceeding by or against Santarus under the Bankruptcy Code, Norgine is entitled to a complete duplicate of all embodiments of intellectual property licensed to it hereunder. To the extent such embodiments are not already in Norgine’s possession as of the commencement of a bankruptcy, Santarus (or the trustee in bankruptcy) shall make such embodiments available to Norgine in a manner consistent with Section 3.3.1 upon a rejection of this Agreement by or on behalf of Santarus or if Santarus elects not to continue to perform all of its obligations under this Agreement. All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of “intellectual property” as defined in Section 101 of such Code.
     13.6 General Effects of Expiration or Termination.
          13.6.1 Accrued Obligations. Expiration or termination of this Agreement for any reason shall not release either Party from any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.
          13.6.2 Termination of License. Upon termination or expiration of this Agreement pursuant to its terms, all rights and licenses granted to Norgine hereunder shall concurrently terminate, and Santarus shall thereafter have the right (itself or through Third Parties) to continue the development, manufacture and commercialization of Licensed Products in the Field and in the Territory, without further obligation to Norgine, except as set forth in [***] below and Norgine shall cease to develop, manufacture and commercialize Licensed Product in the Field in the Territory.
          13.6.3 Non-Exclusive Remedy. Notwithstanding anything herein to the contrary, termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or equity.
          13.6.4 General Survival. Sections 1, 2.2, 7.10, 8.1, 10, 12.1, 13.6, 14 and 15 shall survive expiration or termination of this Agreement in accordance with its terms. Except as otherwise provided in this Section 13.6.4, all rights and obligations of the Parties under this Agreement shall terminate upon expiration or termination of this Agreement in accordance with its terms.
          13.6.5 Termination Press Releases. In the event of any termination of this Agreement for any reason, the Parties shall cooperate in good faith to coordinate public disclosure, if any, of such termination and the reasons therefor, and shall not, except to the extent required by applicable laws or the rules of a recognized stock exchange, disclose such information without the prior approval of the other Party, such approval not to be unreasonably withheld, conditioned or delayed.
          13.6.6 Regulatory Filings. Upon expiration of the Term, termination of the Agreement by Santarus pursuant to Section 13.2, 13.3 or 13.5 or termination of the Agreement by Norgine pursuant to Section 13.2, 13.4.2 or 13.5 Norgine shall promptly assign and transfer to

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Santarus or its nominee all Regulatory Filings for Licensed Products in the country(ies) affected by such termination (or the entire Territory if termination of this Agreement in its entirety) that are held or controlled by or under authority of Norgine or its Affiliates or Sublicensees, and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under the Regulatory Filings to Santarus. Norgine shall cause each of its Sublicensees to transfer any such Regulatory Filings to Santarus if this Agreement terminates. If Applicable Law prevents or delays the transfer of ownership of a Regulatory Filing to Santarus, Norgine shall grant, and does hereby grant, to Santarus an exclusive and irrevocable right of access and reference to such Regulatory Filing for Licensed Products, and shall cooperate fully to make the benefits of such Regulatory Filings available to Santarus or its designee(s). Within sixty (60) days after written notice of such termination, Norgine shall provide to Santarus copies of all such Regulatory Filings, and of all Data and other Know-How pertaining to the Licensed Products not previously provided. Santarus shall be free to use and disclose such Regulatory Filings and other items in connection with the exercise of its rights and licenses under this Section 13.6.
          13.6.7 Technology Licenses. Upon expiration of the Term, termination of the Agreement by Santarus pursuant to Section 13.2, 13.3 or 13.5, or termination of the Agreement by Norgine pursuant to Section 13.2, 13.4.2 or 13.5, Norgine hereby grants Santarus, effective upon the relevant notice of a termination, an exclusive, irrevocable, license in the Territory, with the right to sublicense under Norgine IP to make, have made, use, sell, offer for sale and import Licensed Products in the Field in the Territory. This license shall be fully paid up and royalty free, (a) if the termination is [***] or (b) if termination occurs [***]. If termination is [***] pursuant to Section 13.2 and occurs at a time when [***], the license shall be royalty bearing and Santarus will pay Norgine an amount equal to [***] of Net Sales of Licensed Product in the Field in the Territory made by Santarus, its Affiliates or sublicensees for a period of [***] from the relevant notice of termination, after which period such license shall be fully paid up and royalty free.
          13.6.8 Trademarks. Upon expiration of the Term, termination of the Agreement by Santarus pursuant to Section 13.2, 13.3 or 13.5, or termination of the Agreement by Norgine pursuant to Section 13.2, 13.4.2 or 13.5, Norgine hereby assigns and shall cause to be assigned to Santarus all rights in New Marks and any domain including a New Mark. It is understood that such assignment shall not include the name of Norgine or any of its Affiliates or trademark for Norgine or any Affiliate itself (except to the limited extent necessary in connection with the transition activities set forth in Section 13.6.10).
          13.6.9 Sublicensees. Norgine’s sublicenses with respect to Licensed Products shall be assigned to Santarus to the furthest extent possible in the Territory.
          13.6.10 Transition Assistance. Upon expiration of the Term, termination of the Agreement by Santarus pursuant to Section 13.2, 13.3 or 13.5, or termination of the Agreement by Norgine pursuant to Section 13.2, 13.4.2 or 13.5, Norgine agrees to fully cooperate, at its own expense (in the case of termination by Santarus pursuant to Sections 13.2, 13.3 or 13.5 or termination by Norgine pursuant to 13.4.2) or at Santarus’ expense (in the case of termination by

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Norgine pursuant to Sections 13.2 or 13.5), with Santarus and its designee(s) to facilitate a smooth, orderly and prompt transition of the development, manufacture and commercialization of Licensed Products to Santarus or its designee(s) in the Territory. Without limiting the foregoing, Norgine shall promptly provide Santarus, at Norgine’s expense and to the extent permitted by Applicable Laws (a) copies of customer lists, customer data and other customer information to the extent it can, pursuant to its contractual obligations to the relevant Third Parties, and (b) marketing and promotional materials relating to Licensed Products at Norgine’s expense, and (c) any other Licensed Product related information, licenses or permits reasonably requested by Santarus, all of which Santarus shall have the right to use for any purpose related to Licensed Products. Upon request by Santarus, Norgine shall transfer to Santarus some or all quantities of Licensed Products in Norgine’s or its Affiliates’ possession (as requested by Santarus) intended for sale in the Territory, within thirty (30) days after the effective date of such termination; provided, however, that Santarus shall reimburse Norgine for the out-of-pocket costs that Norgine actually incurred to manufacture or otherwise acquire the quantities so provided to Santarus. If any Licensed Product was manufactured by any Third Party for Norgine, or Norgine had contracts with vendors which contracts are necessary or useful for Santarus to take over responsibility for the Licensed Products in the Territory, then Norgine shall to the extent possible and requested in writing by Santarus, assign all of the relevant Third-Party contracts to Santarus, and in any case, Norgine agrees to cooperate with Santarus to ensure uninterrupted supply of Licensed Products. If Norgine or its Affiliate manufactured any Licensed Product at the time of such termination, then Norgine (or its Affiliate) shall continue to provide for manufacturing of such Licensed Product for Santarus, at a mutually agreed “cost of goods” that would be comparable to pricing typically established by a Third Party contract manufacturing organization, from the date of written notice of such termination until such time as Santarus is able, using Commercially Reasonable Efforts to do so but no longer than twenty-four (24) months after the effective date of such termination, to secure an acceptable alternative commercial manufacturing source from which sufficient quantities of Licensed Product may be procured and legally sold in the Territory.
          13.6.11 Return of Materials. Within fifteen (15) days after the effective date of a termination of this Agreement in its entirety, Norgine shall destroy all tangible items comprising, bearing or containing any Confidential Information of Santarus that are in Norgine’s or its Affiliates’ possession or control, and provide written certification of such destruction, or prepare such tangible items of Confidential Information for shipment to Santarus, as Santarus may direct, at Santarus’ expense; provided that Norgine may retain one copy of such Confidential Information for its legal archives.
ARTICLE 14
DISPUTE RESOLUTION
     14.1 Informal Resolution. In the event of any dispute, controversy or claim arising out of, relating to or in connection with any provision of this Agreement or the rights or obligations of the Parties hereunder (a “Dispute”), the Parties will try to settle their differences amicably between themselves as contemplated herein. Either Party may initiate such informal dispute resolution by sending written notice setting forth in reasonable detail the nature of the dispute (the “Dispute Notice”) to the other Party. Within thirty (30) days after such notice, the Chief Executive Officer of Norgine, or his/her designee with authority to resolve such matter, and the Chief Executive Officer of Santarus, or his/her designee with authority to resolve such matter, shall meet to negotiate in good faith a resolution to the dispute within such thirty (30) day period. If such representatives are unable to promptly resolve such disputed matter within the said thirty (30) days, either Party may thereafter initiate court proceedings in accordance with Section 14.2. The provisions of this Section 14.1 will not restrict in any way the Parties’ rights to seek preliminary injunctive or other equitable relief from any court having jurisdiction.
     14.2 Additional Remedies/Venue. If the representatives of each Party are unable to promptly resolve any Dispute within the thirty (30)-day period described in Section 14.1 above, the Parties shall be entitled to pursue any available legal or equitable remedy, subject to the limitation on liability and other terms and conditions set forth in this Agreement. Any action, claim, suit, litigation or other proceeding commenced by a Party to enforce or invalidate any right or obligation arising hereunder (each, an “Action”) shall be brought in the national or federal court located within the State of New York. Each Party hereby consents to the personal jurisdiction of such court in connection with such Action, and agrees that the placing of venue in such court is convenient.
ARTICLE 15
GENERAL PROVISIONS
     15.1 Compliance with Laws/Other. Notwithstanding anything to the contrary contained herein, all rights and obligations of the Parties are subject to prior compliance with, and each Party shall comply with, all Applicable Laws, including obtaining all necessary approvals required by the applicable agencies of the governments of the United States and foreign jurisdictions with respect to the export to, and sale in, certain countries of products and technologies.
     15.2 Notices. Notices required or permitted under this Agreement will be in writing and sent by prepaid registered or certified air mail or by overnight express mail (e.g., FedEx), or by facsimile (receipt confirmed and copy provided by prepaid registered or certified air mail letter or by overnight express mail (e.g., FedEx)), and will be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the Parties, or such other address as each Party may from time to time designate by written notice to the other Party as set forth herein:

If to Santarus:
Santarus, Inc.
3721 Valley Centre Drive, Suite 400
San Diego, California 92130
Attention: President and CEO
Facsimile No.: 858-314-5701
with a copy to:
Santarus, Inc.
3721 Valley Centre Drive, Suite 400
San Diego, California 92130
Attention: Legal Affairs Department
Facsimile No.: 858-314-5702

If to Norgine:
Norgine B.V.
Hogehilweg 7
1101 CA Amsterdam ZO
The Netherlands
Attention: [***]
Facsimile No.: [***]
with a copy to:
Norgine Limited
Chaplin House
Widewater Place
Moorhall Road
Harefield
Middlesex, UB9 6NS, UK
Attention: [***]
Facsimile No.: [***]
     15.3 Governing Law. Except as specifically provided in Section 8.3.2, the form, execution, validity, construction and effect of this Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to the choice-of-law provisions thereof.
     15.4 Performance by Affiliates. The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates; provided, however, that each Party will remain responsible for and guarantees the performance by its Affiliates and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceeds against an Affiliate, for any obligation or performance hereunder prior to proceeding directly against such Party.
     15.5 Miscellaneous.
          15.5.1 Binding Effect. This Agreement will be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.
          15.5.2 Headings. Article and Section headings are inserted for convenience of reference only and do not form a part of this Agreement.
          15.5.3 Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which will be deemed an original.
          15.5.4 Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof and supersedes all

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previous writings and understandings, including the Confidentiality Agreement. This Agreement may be amended, modified, superseded or cancelled, and any of the terms may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party waiving compliance. No waiver by any Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, will be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.
          15.5.5 No Third Party Beneficiaries. Except as expressly provided in Sections 10.1 and 10.2 (in either case subject to Section 10.3), no Third Party, including any employee of any Party to this Agreement, will have or acquire any rights by reason of this Agreement.
          15.5.6 Assignment and Successors. Neither party may assign or transfer its rights under this Agreement or delegate its duties hereunder, by merger, sale of assets, operation of law or otherwise, without the prior written consent of the other; provided, however, that either Party may assign this Agreement in whole without such consent either (a) to an Affiliate, or (b) in connection with the sale or transfer of all or substantially all of its business or assets, whether by merger, sale of assets or otherwise. Any attempted assignment, sale or transfer in violation of the prior sentence will be void. Upon any permitted assignment or transfer of this Agreement by either Party, (i) the other Party shall be given prompt written notice of such assignment and (ii) the assignee shall agree in writing to be bound by the terms and conditions set forth herein.
          15.5.7 Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, such provision shall be considered severed from this Agreement, and it is the intention of the Parties that the remainder of the Agreement will not be affected. The Parties will make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one which as closely as possible achieves the objectives contemplated by the Parties when entering this Agreement.
          15.5.8 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other commercially reasonable acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
          15.5.9 Relationship of the Parties. It is not the intent of the Parties hereto to form any partnership or joint venture. Each Party will, in relation to its obligations hereunder, be deemed to be and will be an independent contractor, and nothing in this Agreement will be construed to give such Party the power or authority to act as agent for the other Party for any purpose, or to bind or commit the other Party in any way whatsoever.
          15.5.10 General Interpretation. The captions to the several Articles and Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable.

[The remainder of this page is intentionally left blank; signature page follows.]

     IN WITNESS WHEREOF, the Parties have caused this License Agreement to be executed by their duly authorized representatives as of the Effective Date.

NORGINE B.V.		SANTARUS, INC.

By:	/s/ Peter Stein	By:	/s/ Gerald T. Proehl

	Name: Peter Stein		Name: Gerald T. Proehl
	Title: Managing Director		Title: President and CEO
List of Exhibits:
     Exhibit 1.36: Santarus Marks
     Exhibit 1.37: Santarus Patents
     Exhibit 1.39: Territory

EXHIBIT 1.36
SANTARUS MARKS

Product Mark	Country	Registration Number
Zegerid	CTM(1)	3814126

(1)	To the extent included within the Territory.

EXHIBIT 1.37 A(1)
SANTARUS PATENTS

		Application
Title	Country	Number	Status	Ownership
Novel Substituted Benzimidazole Dosage Forms and Method of Using Same	EPO(2)	01904818.0	Granted as EP1246622(3)	Licensed from Univ. Missouri

Novel Substituted Benzimidazole Dosage Forms and Method of Using Same	EPO(2)	04003380.5	Pending	Licensed from Univ. Missouri

Novel Substituted Benzimidazole Dosage Forms and Method of Using Same	EPO(2)	02768296.2	Pending	Licensed from Univ. Missouri

Novel Substituted Benzimidazole Dosage Forms and Method of Using Same	EPO(2)	03710694.5	Pending	Licensed from Univ. Missouri

Novel Substituted Benzimidazole Dosage Forms and Method of Using Same	EPO(2)	06020125.8	Pending	Licensed from Univ. Missouri

Novel Substituted Benzimidazole Dosage Forms and Method of Using Same	ISRAEL(2)	150696	Pending	Licensed from Univ. Missouri

A Novel Formulation, Omeprazole Antacid Complex-Immediate Release for Rapid and Sustained Supression of Gastric Acid	EPO(2)	04713382.2	Pending	Santarus and Univ. Missouri (4) (5)

A Novel Formulation, Omeprazole Antacid Complex-Immediate Release for Rapid and Sustained Supression of Gastric Acid	EPO(2)	05735477.1	Pending	Santarus and Univ. Missouri (4) (5)

Immediate-Release Formulation of acid-Labile Pharmaceutical Compositions	EPO(2)	04778879.9	Pending	Santarus and Univ. Missouri (4) (6)
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***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 1.37 B(1)

		Application
Title	Country	Number	Status	Ownership
Pharmaceutical Formulations Useful for Inhibiting Acid Secretion and Methods for Making and Using Them	EPO(2)	05755940.3	Pending	Santarus

Pharmaceutical Formulations Useful for Inhibiting Acid Secretion and Methods for Making and Using Them	EPO(2)	04778425.1	Pending	Santarus

Pharmaceutical Formulation and Method for Treating Acid-Caused Gastrointestnal Disorders	EPO(2)	04778512.6	Pending	Santarus

Combination of Proton Pump Inhibitor and Sleep Aid	EPO(2)	04818347.9	Pending	Santarus

Combination of Proton Pump Inhibitor, Buffering Agent and Nonsteroidal anti-inflammatory agent	EPO(2)	05722791.0	Pending	Santarus

Combination of Proton Pump Inhibitor, Buffering Agent, and Prokinetic Agent	EPO(2)	05804774.7	Pending	Santarus

A Novel Formulation, Omeprazole Antacid Complex-Immediate Release for Rapid and Sustained Supression of Gastric Acid	EPO(2)	04713382.2	Pending	Santarus and Univ. Missouri (3) (4)

A Novel Formulation, Omeprazole Antacid Complex-Immediate Release for Rapid and Sustained Supression of Gastric Acid	EPO(2)	05735477.1	Pending	Santarus and Univ. Missouri (3) (4)

Immediate-Release Formulation of acid-Labile Pharmaceutical Compositions	EPO(2)	04778879.9	Pending	Santarus and Univ. Missouri (3) (5)
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***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 1.39
TERRITORY
Andorra; Albania; Austria; Belgium; Bosnia and Herzegovina; Bulgaria; Croatia; Cyprus; Czech Republic; Denmark; Estonia; Finland; France (including Monaco); Germany; Greece; Hungary; Iceland; Ireland; Israel; Italy (including San Marino and Vatican City); Kosovo; Latvia; Liechtenstein; Lithuania; Luxembourg; Macedonia; Malta; Netherlands; Norway; Poland; Portugal; Romania; Serbia; Slovakia; Slovenia; Spain; Sweden; Switzerland; Ukraine; United Kingdom